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                                                                   EXHIBIT 10.31

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                             CONTRIBUTION AGREEMENT

                                  BY AND AMONG

                             LA GRANGE ENERGY, L.P.,

                                       AND

                      HERITAGE PROPANE PARTNERS, L.P., AND
                               U.S. PROPANE, L.P.

                                NOVEMBER 6, 2003

================================================================================

                                                          CONTRIBUTION AGREEMENT
                                                 EXECUTION COPY NOVEMBER 6, 2003

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                             CONTRIBUTION AGREEMENT

                                TABLE OF CONTENTS

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                                                                                           PAGE
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ARTICLE 1 - DEFINITIONS.................................................................     1
       1.1 Definitions..................................................................     1
       1.2 Certain Additional Definitions...............................................     8
       1.3 Rules of Construction........................................................     9

ARTICLE 2 - CLOSING.....................................................................     9
       2.1 Closing......................................................................     9
       2.2 Pre-Closing Transactions.....................................................     9
       2.3 Contribution.................................................................    10
       2.4 Capital Expenditures Payment.................................................    11
       2.5 Bossier Pipeline Reimbursement Payment.......................................    11
       2.6 Accounts Payable True-Up.....................................................    12

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF THE HERITAGE PARTIES......................    13
       3.1 Organization and Existence...................................................    13
       3.2 Capitalization of the Heritage Entities......................................    13
       3.3 Authority and Binding Agreement..............................................    15
       3.4 Agreements of Limited Partnership............................................    15
       3.5 Non-Contravention............................................................    16
       3.6 Governmental Approvals.......................................................    16
       3.7 Title to Heritage Assets.....................................................    16
       3.8 SEC Reports..................................................................    16
       3.9 Financial Statements.........................................................    17
       3.10 Absence of Certain Changes..................................................    18
       3.11 Tax Matters.................................................................    18
       3.12 Compliance with Laws........................................................    20
       3.13 Legal Proceedings...........................................................    20
       3.14 Sufficiency of Heritage Assets..............................................    20
       3.15 Real Property...............................................................    20
       3.16 Intellectual Property.......................................................    21
       3.17 Permits.....................................................................    21
       3.18 Agreements..................................................................    21
       3.19 Environmental Matters.......................................................    22
       3.20 Insurance...................................................................    23
       3.21 Absence of Liabilities......................................................    23
       3.22 Books and Records...........................................................    23
       3.23 Listing.....................................................................    24
       3.24 Employee Matters............................................................    24
       3.25 Consents....................................................................    24
       3.26 Conduct of the Heritage Business............................................    25
       3.27 Disclosure..................................................................    25
       3.28 Employee Benefit Plans......................................................    25
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       3.29 Finder's Fees...............................................................    26
       3.30 Regulation..................................................................    26
       3.31 No Violation................................................................    26
       3.32 Opinion of Financial Advisor................................................    27
       3.33 Approval of Special Committee...............................................    27

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF LA GRANGE.................................    27
       4.1 Organization and Existence...................................................    27
       4.2 Capitalization of the La Grange Entities.....................................    27
       4.3 Authority and Binding Agreement..............................................    28
       4.4 Non-Contravention............................................................    28
       4.5 Governmental Approvals.......................................................    29
       4.6 Exclusive Operation of the Business..........................................    29
       4.7 Title to La Grange Assets....................................................    29
       4.8 Financial Statements.........................................................    29
       4.9 Absence of Certain Changes...................................................    30
       4.10 Tax Matters.................................................................    31
       4.11 Compliance with Laws........................................................    32
       4.12 Legal Proceedings...........................................................    32
       4.13 Sufficiency of La Grange Assets.............................................    32
       4.14 Real Property...............................................................    32
       4.15 Tangible Personal Property..................................................    33
       4.16 Intellectual Property.......................................................    33
       4.17 Permits.....................................................................    33
       4.18 Agreements..................................................................    33
       4.19 Environmental Matters.......................................................    35
       4.20 Insurance...................................................................    35
       4.21 Absence of Liabilities......................................................    36
       4.22 Books and Records...........................................................    36
       4.23 Investment Intent...........................................................    36
       4.24 Employee Matters............................................................    37
       4.25 Consents....................................................................    37
       4.26 Conduct of the La Grange Business...........................................    38
       4.27 Disclosure..................................................................    38
       4.28 Employee Benefit Plans......................................................    38
       4.29 Finder's Fees...............................................................    39
       4.30 Regulation..................................................................    39
       4.31 No Violation................................................................    39
       4.32 Agreements of La Grange and the La Grange Entities..........................    40

ARTICLE 5 - AGREEMENTS..................................................................    40
       5.1 Conduct and Preservation of the Business of the La Grange Entities...........    40
       5.2 Restrictions of Certain Actions of the La Grange Entities....................    40
       5.3 Services of La Grange Employees..............................................    42
       5.4 Conduct and Preservation of the Heritage Business............................    42
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       5.5 Restrictions on Certain Actions of the Heritage Parties and Heritage GP......    42
       5.6 Consent to Section 754 Elections.............................................    44
       5.7 Tax Reporting................................................................    44

ARTICLE 6 - ADDITIONAL AGREEMENTS.......................................................    45
       6.1 Access to Information, Confidentiality.......................................    45
       6.2 Authorizations and Consents..................................................    45
       6.3 Public Announcements.........................................................    46
       6.4 Access to Records After Closing..............................................    46
       6.5 Fees and Expenses............................................................    46
       6.6 Taxes; Other Charges.........................................................    46
       6.7 Employment Matters...........................................................    47
       6.8 Amendment of Schedules.......................................................    47
       6.9 Actions by Parties...........................................................    48
       6.10 Vote of Common Units........................................................    48
       6.11 Listing.....................................................................    48
       6.12 Financial Statements........................................................    48
       6.13 Additional Cooperation......................................................    48
       6.14 Confidentiality and Tax Shelter Regulations.................................    48
       6.15 Permitted Actions...........................................................    48

ARTICLE 7 - CONDITIONS TO OBLIGATIONS OF THE PARTIES....................................    49
       7.1 Conditions to Closing of La Grange...........................................    49
       7.2 Conditions to Closing of the Heritage Parties................................    51

ARTICLE 8 - TERMINATION, AMENDMENT AND WAIVER...........................................    53
       8.1 Termination..................................................................    53
       8.2 Effect of Termination........................................................    54
       8.3 Amendment....................................................................    54
       8.4 Waiver.......................................................................    54
       8.5 Payment Upon Certain Termination.............................................    54

ARTICLE 9 - SURVIVAL OF REPRESENTATIONS.................................................    55
       9.1 Indemnification Obligations of La Grange.....................................    55
       9.2 Indemnification Obligations of the Heritage Parties..........................    55
       9.3 Indemnification Procedures...................................................    56
       9.4 Survival.....................................................................    58
       9.5 No Special or Consequential Damages..........................................    59

ARTICLE 10 - MISCELLANEOUS..............................................................    59
       10.1 Notices.....................................................................    59
       10.2 Entire Agreement............................................................    60
       10.3 Binding Effect; Assignment; No Third Party Benefit..........................    60
       10.4 Severability................................................................    60
       10.5 Governing Law...............................................................    60
       10.6 Jurisdiction................................................................    60
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                                       iii
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       10.7 Further Assurances..........................................................    61
       10.8 Descriptive Headings........................................................    61
       10.9 Counterparts................................................................    61

SIGNATURE PAGE..........................................................................    62
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                                       iv
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                             CONTRIBUTION AGREEMENT

                        SUMMARY of SCHEDULES AND EXHIBITS

SCHEDULES

Schedule 3.1            Organization and Existence
Schedule 3.2(c)         Capitalization Of The Heritage Entities
Schedule 3.6            Governmental Approvals
Schedule 3.7            Encumbrances On Heritage Assets
Schedule 3.9(a)         Heritage Financial Statements
Schedule 3.9(e)         Outstanding Restricted Units Awarded Under the Heritage
                          Plans
Schedule 3.11(a)        Tax Matters
Schedule 3.11(b)        Tax Matters
Schedule 3.11(c)        Tax Matters
Schedule 3.11(d)        Tax Matters
Schedule 3.15(a)        Owned Property
Schedule 3.15(b)        Leased Property
Schedule 3.16           Non-Owned Heritage Intellectual Property
Schedule 3.18(a)        Heritage Contracts
Schedule 3.18(b)        Default Or Violation
Schedule 3.19(a)        Environmental Matters
Schedule 3.19(b)        Environmental Matters
Schedule 3.19(d)        Environmental Matters
Schedule 3.21           Liabilities
Schedule 3.24(a)        Employee Matters
Schedule 3.24(b)        Employee Matters
Schedule 3.25           The Consents, Approvals, Orders, Authorizations and
                          Waivers Of Third Parties
Schedule 3.26           Certain Actions Since the Effective Time
Schedule 3.28(a)        Employee Benefit Plans
Schedule 3.28(b)        Employee Benefit Plans
Schedule 3.28(d)        Employee Benefit Plans
Schedule 3.28(f)        Employee Benefit Plans
Schedule 3.28(g)        Employee Benefit Plans
Schedule 3.29           Finder's Fees
Schedule 3.30           Investment Or Holding Company
Schedule 4.1            Organization and Existence
Schedule 4.2(a)         Capitalization
Schedule 4.2(b)         Capitalization
Schedule 4.2(c)         Subscriptions, Options, Convertible Securities,
                          Warrants, Calls, Preemptive Rights or Other Rights
Schedule 4.5            Governmental Approvals
Schedule 4.6            Exclusive Operation of Business
Schedule 4.7            Encumbrances
Schedule 4.8(a)         La Grange Financial Statements

                                        v
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Schedule 4.8(b)         Aquila Financial Statements
Schedule 4.8(c)         Oasis Financial Statements
Schedule 4.10(a)        Tax Matters
Schedule 4.10(b)        Tax Matters
Schedule 4.10(d)        Tax Matters
Schedule 4.12           Legal Proceedings
Schedule 4.14(a)        Owned Property
Schedule 4.14(b)        Leased Property
Schedule 4.15           Tangible Personal Property
Schedule 4.16           Software License Agreements
Schedule 4.17(a)        Permits
Schedule 4.17(b)        Burdensome Permit Conditions
Schedule 4.18(a):
         4.18(a)(i)     Collective Bargaining Agreements
         4.18(a)(ii)    Employee Benefit Arrangements
         4.18(a)(iii)   Agreements with Officers, Directors and Employees
         4.18(a)(iv)    Capital Stock Agreements
         4.18(a)(v)     Affiliate Agreements
         4.18(a)(vi)    Mortgages, Security Agreements
         4.18(a)(vii)   Acquisition or Disposition of Assets
         4.18(a)(viii)  Leases
         4.18(a)(ix)    Management or Operation Agreements
         4.18(a)(x)     Supplier, Marketing and Consulting Agreements
         4.18(a)(xi)    Software License Agreements
         4.18(a)(xii)   Partnership and Joint Venture Agreements
         4.18(a)(xiii)  Governmental Agreements
         4.18(a)(xiv)   Settlement Agreements
         4.18(a)(xv)    Non-Competition Agreements
         4.18(a)(xvi)   Agreements Not Made in the Ordinary Course of Business
         4.18(a)(xvii)  Other Material Agreements
         4.18(a)(xviii) Agreements or Commitments
         4.18(b)        Defaults
Schedule 4.19(a)        Remedial Obligations
Schedule 4.19(b)        Environmental Conditions
Schedule 4.19(c)(i)     Underground Storage Tanks
Schedule 4.19(c)(ii)    Pending Governmental Actions
Schedule 4.19(c)(iii)   Permit Violations
Schedule 4.19(c)(iv)    Manufactured Gas Sites
Schedule 4.21           Liabilities that Result in Encumbrances
Schedule 4.24(a)        Employee Matters
Schedule 4.24(b)        Employee Matters
Schedule 4.24(c)        Employee Matters
Schedule 4.25           Consents and Approvals
Schedule 4.26           Prohibited Actions
Schedule 4.28(a)(i)     Employee Benefit Plans
Schedule 4.28(a)(ii)    Employee Benefit Plans

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Schedule 4.28(b)        Employee Benefit Plans
Schedule 4.28(d)        Employee Benefit Plans
Schedule 4.28(f)        Employee Benefit Plans
Schedule 4.28(g)        Employee Benefit Plans
Schedule 4.29           Finder's Fees
Schedule 4.30           Entities with Investment Company or Holding Company
                          Status
Schedule 5.1            Conduct and Preservation of Business
Schedule 5.2            Restricted Actions
Schedule 5.4            Conduct And Preservation Of Business
Schedule 5.5            Restricted Actions
Schedule 7.1(e)         Material Consents
Schedule 7.2(e)         Material Consents

                                       vii
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EXHIBITS

Exhibit 1.1             Noncompete Agreement
Exhibit 2.2(a)(iii)     Distribution of La Grange Partnerships and New ETC Texas
                        Working Capital Assets to La Grange
Exhibit 2.2(a)(iv)      Form of Warranty Deed
Exhibit 3.2(e)(i)       Amendment No. 5 to Heritage MLP Partnership Agreement
Exhibit 7.1(c)          Certificate of the Heritage Parties
Exhibit 7.2(j)          Application for Issuance of Common Units

                             CONTRIBUTION AGREEMENT

         This Contribution Agreement (this "Agreement"), dated as of November 6, 2003, is entered into by and among the following:

         1.       La Grange Energy, L.P., a Texas limited partnership ("La
                  Grange"); and

         2. Heritage Propane Partners, L.P., a Delaware limited partnership ("Heritage MLP") and U.S. Propane, L.P., a Delaware limited partnership ("Heritage GP").

                                    RECITALS:

         A. La Grange is engaged in the business of purchasing, gathering, treating, processing, marketing, sales, storage, transportation, fractionation and distribution of natural gas and natural gas liquids through La Grange and its subsidiaries.

         B. La Grange desires to contribute to Heritage MLP, and Heritage MLP desires to accept from La Grange all of the interests of certain subsidiaries of La Grange.

         C. In consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         1.1 DEFINITIONS. As used in this Agreement, the following defined terms shall have the meanings indicated below:

         "Accounts Payable" means all liabilities, excluding Long-Term Debt, amounts to be paid pursuant to the Capital Expenditures Payment, amounts to be paid pursuant to the Bossier Pipeline Reimbursement Payment, and deferred income taxes.

         "Acquisition Agreement" means the Acquisition Agreement by and among Heritage GP, U.S. Propane, L.L.C., AGL Propane Services, Inc., AGL Energy Corporation, United Cities Propane Gas, Inc., TECO Propane Ventures, LLC, Piedmont Propane Company, and La Grange, dated November 6, 2003.

         "Affiliate" means, with respect to a Person, (a) any other Person more than 50 percent of whose outstanding voting securities are directly or indirectly owned, controlled or held with the power to vote by such Person and
(b) any other Person directly or indirectly controlling, controlled by, or under common control with such Person. The term "controls" (and the variants thereof) as used in this definition means the possession of the power, acting alone, to direct or cause the direction of the management and policies of a Person by virtue of ownership of voting securities or otherwise.

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         "Applicable Law" means any law to which a specified Person or property is subject.

         "Average Market Value" of the Units means an amount equal to the average of the closing sales prices of the Common Units as reported in the Wall Street Journal - Corporate Transactions for the 45 consecutive trading days ending on the third business day before the Closing Date.

         "Bossier Pipeline Project" means the approximately 55 mile natural gas pipeline extension from Limestone County, Texas to Katy, Texas, with XTO Energy, Inc. as its initial customer, and for which the Bossier Pipeline Reimbursement Payment shall be made pursuant to Section 2.5.

         "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of Texas are authorized or obligated to close.

         "Capital Stock" means, with respect to: (i) any corporation, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation; and (ii) any other entity, any share, membership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that entity.

         "Class C Unit" means a Class C Unit, as defined in the Heritage MLP Partnership Agreement.

         "Class D Unit" means a Class D Unit, as defined in the Heritage MLP Partnership Agreement (after giving effect to Amendment No. 5).

         "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to a corresponding provision of any successor law.

         "Commercially Reasonable Best Efforts" or any phrase of similar tenor as used in this Agreement shall mean such good faith efforts as are commercially reasonable, comparing the cost and expense of the efforts to the benefit to be gained (without regard to the identity of the beneficiary).

         "Common Unit" means a Common Unit, as defined in the Heritage MLP Partnership Agreement.

         "Contract" means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "Contribution Agreement" means this Agreement.

         "Delaware LP Act" means the Delaware Revised Uniform Limited Partnership Act, as amended.

         "Encumbrance" means any security interest, lien, pledge, claim, charge, escrow, encumbrance, option, right of first offer, right of first refusal, preemptive right, mortgage, indenture, security agreement or other similar agreement, arrangement, contract, commitment, understanding or obligation, whether written or oral and whether or not relating in any way to credit or the borrowing of money.

         "ERISA" means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time and any regulations promulgated thereunder.

         "ET Company, Ltd." means ET Company Ltd., a Texas limited partnership.

         "ETC Oasis GP, LLC" means ETC Oasis GP, LLC, a Texas limited liability company.

         "ETC OLP" means La Grange Acquisition, L.P., a Texas limited partnership.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

         "Five Dawaco, LLC" means the Texas limited liability company formed in connection with the conversion of Five Dawaco, Inc., a Texas corporation.

         "GAAP" means generally accepted accounting principles as in effect in the United States of America on the applicable date.

         "Governmental Authority" or "Governmental" means a federal, state, local or foreign governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council or other administrative body of any of the foregoing; any court or other judicial body; and any officer, official or other representative of any of the foregoing.

         "Heritage Assets" means all assets and properties of every kind, character and description, whether tangible, intangible, real, personal or mixed, which are owned, used or held for use by the Heritage Entities as of the date hereof.

         "Heritage Business" means all business activities of the Heritage Entities as conducted on the date hereof.

         "Heritage Employee" means an employee of Heritage GP, any of the Heritage Entities, or their respective Affiliates, who is employed in the Heritage Business.

         "Heritage Entities" means the Heritage Parties and the following entities: M-P Oils, Ltd., an Alberta, Canada corporation; Heritage Bi-State L.L.C., a Delaware limited liability company; Heritage Energy Resources, L.L.C., an Oklahoma limited liability company; Heritage Service Corp., a Delaware corporation; 902 Gilbert Street, LLC, a North Carolina limited liability company; EarthAmerica, L.L.C., a Delaware limited liability company; EarthAmerica GP, L.L.C., a Delaware limited liability company; and EarthAmerica of Texas, L.P., a Texas limited partnership.

         "Heritage OLP" means Heritage Operating, L.P., a Delaware limited partnership.

         "Heritage Parties" means Heritage MLP and Heritage OLP.

         "Heritage Permitted Acquisition" means the acquisition by any of the Heritage Entities of (i) one or more companies, businesses or assets that are similar in nature, or complementary to, the Heritage Business for an aggregate purchase price of not more than $10 million, or (ii) the acquisition of the assets or ownership interests of any Heritage Entity that will become a Heritage Wholly Owned Subsidiary upon such acquisition.

         "Heritage Wholly Owned Subsidiary" means any corporation or other entity all of whose outstanding Capital Stock on a fully diluted basis either of the Heritage Parties owns and controls, directly or indirectly through another Heritage Wholly Owned Subsidiary.

         "HHI" means Heritage Holdings, Inc., a Delaware corporation.

         "HHI Purchase Agreement" means that certain Stock Purchase Agreement, dated as of November 6, 2003, among Heritage MLP and the Sellers named therein.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Incentive Distribution Right" means an Incentive Distribution Right as defined in the Heritage MLP Partnership Agreement.

         "Intellectual Property" means patents, trademarks, service marks, trade names, service names, logos, marks, designs, copyrights, licenses, inventions, trade secrets and similar rights, and all registrations, applications, licenses and rights with respect to any of the foregoing.

         "IRS" means the Internal Revenue Service.

         "La Grange Assets" means all assets and properties of every kind, character and description, whether tangible, intangible, real, personal or mixed, which are owned, used or held for use by the La Grange Entities as of the date hereof.

         "La Grange Business" means all business activities of La Grange Energy, L.P. and the La Grange Entities as conducted on the date hereof.

         "La Grange Contracts" means all of the Contracts identified in Schedule 4.18(a) and each Contract relating to or used in connection with the La Grange Business that is not required to be identified in Schedule 4.18(a).

         "La Grange Credit Agreement" means the Amended and Restated Credit Agreement, dated as of December 27, 2002, between La Grange Acquisition, L.P., as borrower, Fleet National Bank, as administrative agent, Fleet Securities, Inc. as arranger and book manager, Fortis Capital Corp. and U.S. Bank National Association, as documentation agents and the other lenders named therein (as amended and supplemented as of the date hereof).

         "La Grange Employee" means an employee of La Grange, any of the La Grange Entities, or their respective Affiliates, who is employed in the La Grange Business.

         "La Grange Entity" and "La Grange Entities" means each entity and all of the entities, respectively, required to be identified on Schedule 4.1., including the La Grange GP Entities and the La Grange Partnerships.

         "La Grange GP Entities" means (i) LA GP, LLC, (ii) LG PL, LLC, (iii) LGM, LLC, (iv) ETC Oasis GP, LLC and (v) Five Dawaco, LLC.

         "LA GP, LLC" means LAGP, LLC, a Texas limited liability company.

         "La Grange Interests" means all of the ownership interests in the La Grange GP Entities, ETC OLP, and the Dallas Office Building.

         "La Grange Partnerships" means Texas Energy Transfer Company, Ltd.; Chalkley Transmission Company, Ltd.; Whiskey Bay Gathering Company, Ltd.; Whiskey Bay Gas Company, Ltd.; ETC Gas Company, Ltd.; ETC Oklahoma Pipeline, Ltd.; ETC Oasis, LP; ETC Texas Processing, Ltd.; ETC Marketing, Ltd.; ET Company I, Ltd.; ETC Texas Pipeline, Ltd.; La Grange Acquisition Sub; and ETC OLP.

         "La Grange Permitted Acquisition" means the acquisition by any of the La Grange Entities of one or more companies, businesses or assets that are similar in nature, or complementary to, the La Grange Business or the La Grange Assets for an aggregate purchase price of not more than $10 million.

         "La Grange Wholly Owned Subsidiary" means any corporation or other entity all of whose outstanding Capital Stock on a fully diluted basis La Grange owns and controls, directly or indirectly through another La Grange Wholly Owned Subsidiary.

         "Law" means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.

         "LG PL, LLC" means LG PL, LLC, a Texas limited liability company.

         "LGM, LLC" means LGM, LLC, a Texas limited liability company.

         "LP, Inc." means a newly formed corporation to be formed by Heritage MLP, and which will own a .001% limited partner interest in Heritage OLP.

         "Long-Term Debt" means long-term debt, the current portion of long-term debt, and all interest, fees and expenses due on the repayment of long-term debt, with such amount being equal to the amount of the payment made by Heritage MLP to pay off the La Grange Credit Agreement pursuant to Section 2.3(c).

         "Losses" means losses, damages, liabilities, claims, costs and expenses (including, without limitation, related Legal Expenses), but excluding losses, damages, liabilities, claims, costs and expenses incurred in connection with or relating to lost profits or special, consequential, exemplary or punitive damages.

         "New OLP" means a newly formed Delaware limited partnership to be formed by Heritage MLP and which will be wholly owned, directly or indirectly, by Heritage MLP.

         "Noncompete Agreement" means that Noncompete Agreement by and among ETC Holdings, LP, ET GP, LLC, La Grange, LE GP, LLC, Ray Davis, Kelcy Warren and Heritage MLP, in substantially the form attached as Exhibit 1.1.

         "Organization State" means, as applied to (i) any corporation, its state or other jurisdiction of incorporation, (ii) any limited liability company or limited partnership, the state or other jurisdiction under whose laws it is formed, organized and existing in that legal form, and (iii) any other entity, the state or other jurisdiction whose laws govern that entity's internal affairs.

         "Other Parties" means, with respect to a Party, each Party other than such Party and its Affiliates.

         "Other Transaction Documents" means the Acquisition Agreement and the HHI Purchase Agreement.

         "Parties" means, collectively, each of the parties named in the Preamble.

         "Permits" means licenses, permits, franchises, consents, approvals, variances, exemptions and other authorizations of or from Governmental Authorities.

         "Permitted Encumbrances" with respect to a Party, means (a) the Encumbrances set forth in the Schedules to this Agreement, and specifically identified as such, (b) liens for Taxes not yet due and payable or, if due and payable, the validity of which is being contested in good faith by appropriate legal proceedings and for which adequate reserves have been set aside, (c) statutory liens (including materialmen's, mechanic's, repairmen's, landlord's and other similar liens) arising in connection with the ordinary course of business securing payments not yet due and payable or, if due and payable, the validity of which is being contested in good faith by appropriate legal proceedings and for which adequate reserves have been set aside, (d) liens of landlords under lease agreements with respect to property located on the leased premises, and (e) such imperfections or irregularities of title, if any, as (i) are not substantial in character, amount or extent and do not materially detract from the value of the property subject thereto, (ii) do not materially interfere with either the present or intended use of such property and (iii) do not, individually or in the aggregate, materially interfere with the conduct of the business of such Party.

         "Person" means any individual, corporation, firm, partnership, limited partnership, limited liability company, joint venture, association, joint-stock company, trust, enterprise, other entity, unincorporated association or Governmental Authority.

         "Proceedings" means all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Authority.

         "Restricted Unit Plan" means the Restricted Unit Plan of Heritage GP dated as of June 28, 1996, as amended and restated as the Amended and Restated Restricted Unit Plan dated August 10, 2000, as amended and restated as the Second Amended and Restated Restricted Unit Plan dated February 4, 2002.

         "Software" means computer software, including systems software, documentation and object and source codes.

         "Special Committee" means the Special Committee of the Board of Directors of Heritage GP consisting of Stephen L. Cropper, J. Charles Sawyer and Bill W. Byrne.

         "Special Units" means a Special Unit as defined in the Heritage MLP Partnership Agreement (after giving effect to Amendment No. 5).

         "Subsidiary" means as to any Person, (a) any corporation more than 50 percent of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (excluding stock of any class or classes of such corporation that might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (b) any partnership, limited partnership, limited liability company, joint venture, association, joint-stock company, trust, enterprise, other entity or unincorporated association in which such Person and/or one or more Subsidiaries of such Person has more than a 50 percent equity interest at the time.

         "Tax Return" means any return (including an information return) or report, including any related or supporting information, with respect to Taxes.

         "Taxes" means any income taxes or similar assessments or any sales, gross receipts, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise or other tax imposed by any United States federal, state or local (or any foreign or provincial) taxing authority, including any interest, penalties or additions attributable thereto.

         "Technology" means trade secrets, confidential information (whether or not of a technological or commercial nature), proprietary information, inventions, technical data, spreadsheets, technical plans and drawings, blueprints, general specifications, tooling specifications, purchase specifications, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys and marketing know-how.

         "TETC, LLC" means the Texas limited liability company formed in connection with the conversion of TETC, Inc., a Texas corporation.

          "Units" means the Common Units, Class D Units and Special Units issuable as the Equity Consideration.

         1.2 CERTAIN ADDITIONAL DEFINITIONS. In addition to such terms as are defined in Section 1.1, the following terms are used in this Agreement as defined in the Sections set forth opposite such terms:

            DEFINED TERM                                  SECTION REFERENCE
            ------------                                  -----------------
Agreement                                                     Preamble
Amendment No. 5                                               3.2(e)
Applicable Environmental Laws                                 3.17(a)
Aquila Financial Statements                                   4.8(b)
Bossier Pipeline Reimbursement Payment                        2.5
Cash Consideration                                            2.3(a)(i)
Capital Expenditures Payment                                  2.4
CERCLA                                                        3.17(a)
Closing                                                       2.1
Closing Date                                                  2.1
Consents                                                      4.25
Dallas Office Building                                        2.2(a)(v)
Debt Financing                                                7.1(n)
Equity Consideration                                          2.3(a)(ii)
Equity Financing                                              7.1(m)
Estimated ETC OLP Accounts Payable                            2.6(a)
Estimated Long-Term Debt                                      2.3(a)(i)
ETC OLP Accounts Payable                                      2.3(a)(i)
ETC OLP Interest                                              2.2(c)(i)
Final Statement                                               2.6(b)
Financial Statement Date                                      4.8(a)
Hazardous Substance                                           3.17(c)
Heritage Consents                                             3.21
Heritage Documents                                            3.3
Heritage Financial Statements                                 3.9(a)
Heritage GP                                                   Preamble
Heritage Indemnified Parties                                  9.1(a)
Heritage MLP                                                  Preamble
Heritage MLP Partnership Agreement                            3.2(a)
Heritage Material Adverse Effect                              3.10
Heritage OLP Partnership Agreement                            3.2(d)
Heritage Plans                                                3.23(a)
Indemnified Party                                             9.3(a)
Indemnifying Party                                            9.3(a)
Independent Accounting Firm                                   2.6(b)(iii)
La Grange                                                     Preamble
La Grange Acquisition Sub                                     2.7
La Grange Documents                                           4.3
La Grange Financial Statements                                4.8(a)
La Grange Indemnified Parties                                 9.2(a)
La Grange Material Adverse Effect                             4.9

La Grange Plans                                               4.28(a)
Oasis Financial Statements                                    4.8(c)
Post-Signing Event                                            6.8
Prepayment Waivers                                            7.1(o)
Pre-Signing Event                                             6.8
RCRA                                                          3.17(a)
Resolution Period                                             2.6(b)(iii)
SEC                                                           3.8(a)
SEC Reports                                                   3.8(a)
Securities Act                                                3.8(a)
Solid Waste                                                   3.17(c)
Stub Period Financial Statements                              6.12
Third Party Action                                            9.3(a)

         1.3      RULES OF CONSTRUCTION. Unless the context requires otherwise:
(a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter; (b) the term "include" or "includes" means "includes, without limitation," and "including" means "including, without limitation"; (c) references to Articles and Sections refer to Articles and Sections of this Agreement; (d) references to Exhibits and Schedules refer to the Exhibits and Schedules attached to this Agreement, which are made a part hereof for all purposes; (e) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; and (f) references to money refer to legal currency of the United States of America.

                                    ARTICLE 2
                                     CLOSING

         2.1 CLOSING. Subject to the terms and conditions hereof, the closing (the "Closing") of the transactions described in Article 2 will take place at such time and place as La Grange and the Heritage Parties shall mutually agree, at 9:00 A.M., central daylight time, on the third Business Day following the date on which the last of the conditions to Closing set forth in
Article 7 have been satisfied or waived by the Party or Parties entitled to waive the same or such other date as to which La Grange and the Heritage Parties shall mutually agree (the date and time of the Closing are herein referred to as the "Closing Date"). At the Closing, there shall be delivered the opinions, certificates and other agreements, documents and instruments to be delivered under Article 7.

         2.2      PRE-CLOSING TRANSACTIONS.(a)    Prior to or at the Closing, La
Grange agrees to effect the actions required to be taken so that,

                  (i) TETC, Inc. and Five Dawaco, Inc. shall have taken such action as is required to convert in each case to a limited liability company under the laws of their respective Organization State and shall have taken such action as may be required to be taxed as a partnership for income tax purposes;

                  (ii) ETC Holdings, LP shall have taken such action as is required to convey its interest in each of the La Grange GP Entities to La Grange;

                  (iii) Each of the La Grange Partnerships shall have distributed its respective cash, cash equivalents and receivables as of the Closing Date as specified in Exhibit 2.2(a)(iii) to La Grange; and

                  (iv) ET Company, Ltd. shall have contributed the Dallas, Texas office building owned by ET Company, Ltd. (the "Dallas Office Building") to ETC OLP, free and clear of all Encumbrances other than Permitted Encumbrances, pursuant to a Warranty Deed substantially in the form attached hereto as Exhibit 2.2(a)(iv), and shall have terminated any prior leases relating to the Dallas Office Building.

         (b) Prior to the Closing, Heritage MLP and its subsidiaries shall have taken the action necessary to,

                  (i) restructure its ownership of Heritage Operating, L.P., including the formation of LP, Inc., a Delaware corporation; and

                  (ii)     accommodate its ownership of La Grange.

         (c)      Prior to or at the Closing,

                  (i) La Grange will convey to Heritage GP a limited partner interest in ETC OLP in an amount that has a value equivalent to 2% of the total equity to be contributed to Heritage MLP at Closing (the "ETC OLP Interest"); and

                  (ii) Heritage GP will convey the ETC OLP Interest to Heritage MLP in exchange for the continuation of its 2% general partner interest in Heritage MLP.

         2.3      CONTRIBUTION.

         (a) On the terms and subject to the conditions of this Agreement, at the Closing, La Grange shall contribute, transfer and deliver or cause to be contributed, transferred and delivered to Heritage MLP all of the La Grange Interests and Heritage MLP shall acquire from La Grange all of the La Grange Interests, free and clear of all Encumbrances other than Permitted Encumbrances, in exchange for the following:

                  (i) An amount in cash equal to $300 million, less (A) the amount of Accounts Payable of ETC OLP and its consolidated subsidiaries (the "ETC OLP Accounts Payable") as of the Closing Date which shall continue to be obligations of ETC OLP immediately following the Closing, less (B) if, at Closing, the amount by which the Long-Term Debt is more than $151.5 million (the "Estimated Long-Term Debt"), plus
         (C) if, at Closing, the amount by which the Long-Term Debt is less than $151.5 million, less (D) the amount, if any, by which $2,000,000 exceeds the appraised value of the Dallas Office Building, by wire transfer of immediately available funds to an account designated by La Grange at least three (3) days prior to the Closing Date (the "Cash Consideration");

                  (ii) The number of Common Units, Class D Units and Special Units as set forth in Section 2.3(b), having a total value of $680 million, plus an amount equal to the lesser of (x) $2,000,000 and (y) the appraised value of the Dallas Office Building, less the amount of the Estimated Long-Term Debt (the "Equity Consideration");

                  (iii) the Capital Expenditures Payment set forth in Section 2.4.; and

                  (iv) the Bossier Pipeline Reimbursement Payment set forth in Section 2.5.

         (b) The number of Common Units, Class D Units and Special Units which comprise the Equity Consideration, shall be an aggregate of 15,883,234 Units, divided as follows: (i) a number of Common Units equal to the number of Common Units outstanding immediately prior to Closing (not including any Common Units to be issued hereunder) multiplied by 19.99%, (ii) a number of Class D Units equal to the aggregate number of Units minus the number of Common Units determined in (i) hereof and the number of Special Units set forth in (iii) hereof, and (iii) 3,742,515 Special Units.

         (c) Immediately following the transactions described above, (i) Heritage MLP will contribute (A) its interest in the GP Entities (other than LA GP, LLC) and cash in an amount sufficient to replenish the working capital of the LaGrange Partnerships to ETC OLP as a capital contribution and (B) all of the capital stock of LP, Inc. and its interest in each of Heritage OLP, LA GP, LLC and ETC OLP to New OLP and (ii) the Heritage Parties shall pay in full the Long-Term Debt and shall obtain (x) the release of all collateral held by the lenders to secure such obligations and (y) authorization of such lenders to file any lien release or termination documents as may be necessary to effectively terminate any and all liens and security interests held by such lenders in the collateral, including, but not limited to UCC-3 financing statement amendments.

         2.4 CAPITAL EXPENDITURES PAYMENT. Additional cash shall be paid to La Grange at Closing as reimbursement for capital expenditures paid to third parties through the Closing Date with respect to the following growth projects, in an amount as mutually agreed to by the Parties, and not to exceed five million ($5,000,000) dollars (the "Capital Expenditures Payment"):

         (a)      Prentis Treater located in Elk City, Oklahoma;

         (b)      Katy 30" Interconnect;

         (c)      La Grange Inlet Compression Project; and

         (d)      Navasota Treater Shutdown.

         2.5      BOSSIER PIPELINE REIMBURSEMENT PAYMENT.

         Additional cash shall be paid to La Grange at Closing as reimbursement for capital expenditures paid to third parties through the Closing Date with respect to the Bossier Pipeline Project, in an amount as mutually agreed to by Parties, and not to exceed seventy-five million ($75,000,000) dollars (the "Bossier Pipeline Reimbursement Payment").

         2.6      ACCOUNTS PAYABLE TRUE-UP.

         (a) Within five (5) days of the Closing Date, La Grange shall estimate the amount of the Accounts Payable of ETC OLP as of the Closing Date (the "the Estimated ETC OLP Accounts Payable"), which shall continue to be the obligations of ETC OLP following the Closing.

         (b) Within 60 days after the Closing Date, Heritage MLP shall prepare an unaudited statement (the "Final Statement") of the ETC OLP Accounts Payable as of the close of business on the Closing Date, such Final Statement to be prepared in the following manner:

                  (i) Heritage MLP shall deliver to La Grange the Final Statement, fairly presenting the ETC OLP Accounts Payable as of the close of business on the Closing Date. The Final Statement shall be accompanied by a report setting forth (A) the ETC OLP Accounts Payable, in reasonable detail, as reflected in the Final Statement, and (B) the amount of any difference between the ETC OLP Accounts Payable as reflected on the Final Statement and the Estimated ETC OLP Accounts Payable, to whom such difference is to be paid and the basis therefore. The principles of presentation in the Final Statement shall be the same as those presented in determining the Estimated ETC OLP Accounts Payable at Closing.

                  (ii) Following the Closing, Heritage MLP, on the one hand, and La Grange, on the other hand, shall deliver to each other and each other's authorized representatives, if any, full access at all reasonable times to the properties, books, records and personnel of the La Grange Entities relating to periods prior to the Closing Date for purposes of preparing, reviewing and resolving any disputes concerning the Final Statement. La Grange shall have 30 days following delivery of the Final Statement during which to notify Heritage MLP of any dispute of any item contained in the Final Statement, which notice shall set forth in reasonable detail the basis for such dispute. If La Grange fails to notify Heritage MLP of any such dispute within such 30-day period, the Final Statement shall be deemed to be accepted. If La Grange shall so notify Heritage MLP of any dispute, La Grange and Heritage MLP shall cooperate in good faith to resolve such dispute as promptly as possible.

                  (iii) If Heritage MLP and La Grange are unable to resolve any such dispute within 30 days of La Grange's delivery of such notice (the "Resolution Period"), then all amounts remaining in dispute shall be submitted to such nationally recognized accounting firm as shall be reasonably acceptable to Heritage MLP and La Grange (the "Independent Accounting Firm") within 10 days after the expiration of the Resolution Period. Each party agrees to execute, if requested by the Independent Accounting Firm, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne equally by Heritage MLP and La Grange. The Independent Accounting Firm shall act as an arbitrator to determine, based solely on presentations by Heritage MLP and La Grange, and not by independent review, only those issues still in dispute and shall be limited to those adjustments, if any, that need be made for the Final Statement to comply with the standards set forth in this
         Section 2.6(b)(iii). The Independent Accounting Firm's determination shall be requested to be made within 30 days of their selection, shall be set forth in a written statement delivered to Heritage MLP and La Grange and shall be final, binding and conclusive.

         The Final Statement, as modified by resolution of any disputes by Heritage MLP and La Grange or by the Independent Accounting Firm, shall be the "Final Statement."

         (c) Heritage MLP shall pay, or cause to be paid, to La Grange, the amount by which the Estimated ETC OLP Accounts Payable exceeds the ETC OLP Accounts Payable as set forth in the Final Statement, and La Grange shall pay, or cause to be paid, to Heritage MLP the amount by which the Estimated ETC OLP Accounts Payable is less than the ETC OLP Accounts Payable as set forth in the Final Statement.

         (d) The amounts, if any, referred to in Section 2.6(c), shall be paid by the paying party under Section 2.6(c) by wire transfer in immediately available funds to an account to be designated by the recipient.

                                    ARTICLE 3
             REPRESENTATIONS AND WARRANTIES OF THE HERITAGE PARTIES

         For the purposes of this Agreement, each of the Heritage Parties, jointly and severally, represents and warrants as set forth in this Article 3. The Heritage Parties do not make any representations and warranties in this
Article 3 with respect to the La Grange Entities.

         3.1 ORGANIZATION AND EXISTENCE. Schedule 3.1 sets forth the form of organization, legal name and the Organization State of each of the Heritage Entities and Heritage GP. Each of the Heritage Entities and Heritage GP is either a general partnership, limited partnership, limited liability company or corporation, as indicated on Schedule 3.1, duly organized or formed, validly existing and in good standing under the laws of its Organization State. Each of the Heritage Entities and Heritage GP has full power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, and in the case of Heritage GP, to act as general partner of Heritage MLP and Heritage OLP, in each case in all material respects as described in the SEC Reports. Each of the Heritage Entities and Heritage GP is duly qualified and in good standing to do business as a foreign general partnership, limited partnership, limited liability company or corporation, as applicable, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Heritage Material Adverse Effect.

         3.2      CAPITALIZATION OF THE HERITAGE ENTITIES.

         (a) All of the outstanding Common Units, Class C Units and Incentive Distribution Rights have been duly authorized and validly issued in accordance with the Amended and Restated Agreement of Limited Partnership of Heritage MLP, as amended by Amendment No. 1, No. 2, No. 3 and No. 4 (the "Heritage MLP Partnership Agreement"), are fully paid (to the extent required under the Heritage MLP Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303 and 17-607 of the Delaware LP Act), and, as of the respective dates of the SEC Reports and the Heritage Financial Statements, were issued and held as described therein. Prior to the Closing and prior to the restructuring contemplated by
Section 2.2, Heritage GP was the sole general partner of Heritage

MLP and Heritage OLP with a 1% general partner interest in Heritage MLP and a 1.0101% general partner interest in Heritage OLP. In conjunction with the transactions to be completed prior to or at Closing pursuant to Section 2.2, Heritage GP is the sole general partner of Heritage MLP and Heritage OLP with a 2% general partner interest in Heritage MLP and a 0.0% general partner interest in Heritage OLP, and Heritage MLP owns, directly and indirectly, a 100% limited partner interest in Heritage OLP. On the date hereof, the issued and outstanding limited partner interests of Heritage MLP consist of [18,013,229] Common Units, 1,000,000 Class C Units and the Incentive Distribution Rights. On the date hereof, there are no Class D Units or Special Units outstanding.

         (b) The Common Units, Class D Units and Special Units to be issued to La Grange at the Closing (and the limited partner interests represented thereby), will be duly authorized in accordance with the Heritage MLP Partnership Agreement, and, when issued and delivered to La Grange against payment therefore in accordance with the terms hereof, will be validly issued, fully paid (to the extent required under the Heritage MLP Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303 and 17-607 of the Delaware LP Act) and will be issued free and clear of any lien, claim or Encumbrance.

         (c)      Each Heritage Entity (other than Heritage MLP and Heritage
OLP) is a Heritage Wholly Owned Subsidiary. No Encumbrance exists upon any outstanding share (or other percentage ownership interests) of Capital Stock of any Heritage Entity which Heritage MLP directly or indirectly owns other than
(i) the Encumbrances, if any, set forth in Schedule 3.2(c), and (ii) Permitted Encumbrances. Except as set forth in Schedule 3.2(c), Heritage MLP does not own, of record or beneficially, directly or indirectly through any Person, and does not control, directly or indirectly through any Person or otherwise, any Capital Stock or derivative securities of any entity other than a Heritage Entity. All of the outstanding shares of Capital Stock of the Heritage Entities that are corporations or limited liability companies have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding shares of Capital Stock of the Heritage Entities that are general or limited partnerships have been duly authorized and validly issued in accordance with such Heritage Entity's partnership agreement and such Capital Stock has been fully paid for (to the extent required under such Heritage Entity's partnership agreement and the Heritage OLP Partnership Agreement, as applicable, ) and is nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303 and 17-607 of the Delaware LP Act or similar partnership laws of its Organization State).

         (d) Except (i) as described in the SEC Reports, (ii) arising under any Heritage Plan, and (iii) for the Common Units, Class D Units and Special Units to be issued pursuant to this Agreement and the Class E Units to be issued to HHI in exchange for the Common Units currently held by HHI, there are no preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any interests in Heritage MLP or Heritage OLP pursuant to the Heritage MLP Partnership Agreement or the agreement of limited partnership of Heritage OLP as amended by Amendment No. 1 and No. 2 thereto (the "Heritage OLP Partnership Agreement") or any other agreement or instrument to which Heritage MLP or Heritage OLP is a party or by which either of them may be bound. Neither the offering nor the sale of the Common Units, Class D Units or Special Units, as contemplated by this Agreement, or the issuance of Class E Units to HHI, gives rise to any rights for or relating to the registration of any Common Units or other securities of Heritage MLP or Heritage OLP, except pursuant to this Agreement, to the Registration Rights Agreement among Heritage MLP and the other parties named therein, dated as of August 10, 2000, or such rights as have been waived or satisfied. Except (i) as set forth in the SEC Reports (ii) pursuant to the Heritage Plans, and (iii) for the Common Units, Class D Units and Special Units to be issued pursuant to this Agreement and the Class E Units to be issued to HHI in exchange for the Common Units currently held by HHI, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, Capital Stock of Heritage MLP or Heritage OLP are outstanding.

         (e) The Common Units when issued and delivered against payment therefor as provided herein, will conform in all material respects to the description thereof contained in the Heritage MLP Partnership Agreement, as amended by the Amendment contemplated by this Agreement and attached hereto as
Exhibit 3.2(e)(i) ("Amendment No. 5") or the Heritage OLP Partnership Agreement. Heritage MLP has all requisite power and authority to issue, sell and deliver the Common Units, Class D Units and Special Units in accordance with and upon the terms and conditions set forth in this Agreement and the Heritage MLP Partnership Agreement, as such Heritage MLP Partnership Agreement will be amended by Amendment No. 5 thereto prior to the Closing. As of the Closing Date, all corporate and partnership action, as the case may be, required to be taken by the Heritage Parties or any of their respective stockholders or partners for the authorization, issuance, sale and delivery of the Common Units, Class D Units and Special Units shall have been validly taken, and no other authorization by any of such parties is required therefore.

         3.3 AUTHORITY AND BINDING AGREEMENT. Each of Heritage GP and the Heritage Parties has full power and authority to execute, deliver and perform this Agreement and the Other Transaction Documents (collectively, the "Heritage Documents") to which they are a party, and to consummate the transactions contemplated thereby. The execution, delivery and performance by Heritage GP and the Heritage Parties of the Heritage Documents, and the consummation by them of the transactions contemplated thereby, have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by Heritage GP and the Heritage Parties and constitutes, and each of the Heritage Documents and each other agreement, instrument or document executed or to be executed by Heritage GP and the Heritage Parties in connection with the transactions contemplated by the Heritage Documents has been, or when executed will be, duly executed and delivered by such Party and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of such Party enforceable against it in accordance with its terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights generally and (b) equitable principles.

         3.4 AGREEMENTS OF LIMITED PARTNERSHIP. The Heritage MLP Partnership Agreement has been, and prior to the Closing the Heritage MLP Partnership Agreement, as amended by Amendment No. 5 thereto, will be, duly authorized, executed and delivered by Heritage GP and is, and will be, a valid and legally binding agreement of Heritage GP, enforceable against Heritage GP in accordance with its terms; the Heritage OLP Partnership Agreement has been, and prior to the Closing the Heritage OLP Partnership Agreement, as amended by Amendment No. 3 thereto, will be duly authorized, executed and delivered by Heritage GP and is, and will be, a valid and legally binding agreement of Heritage GP, enforceable against Heritage GP in accordance with its terms; provided, however, that the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         3.5 NON-CONTRAVENTION. The execution, delivery and performance by the Heritage Parties of the Heritage Documents to which they are a party, and the consummation by them of the transactions contemplated thereby do not and will not (a) conflict with or result in a violation of any provision of the respective certificate or agreement of limited partnership (in the case of the Heritage MLP Partnership Agreement as amended by Amendment No. 5 and in the case of the Heritage OLP Partnership Agreement, as amended through the date hereof), charter or bylaws or other governing instruments of Heritage GP or the Heritage Entities, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which Heritage GP or the Heritage Entities may be bound, (c) result in the creation or imposition of any Encumbrance upon any of the Heritage Entities or Heritage Assets, (d) assuming compliance with the matters referred to in Section 3.6, violate any Applicable Law binding upon the Heritage Entities or (e) conflict with or result in a violation of any Permit held by the Heritage Entities.

         3.6 GOVERNMENTAL APPROVALS. Except as set forth in Schedule 3.6 and except as may be obtained under state securities or "Blue Sky" laws and under the HSR Act, no consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be obtained or made by the Heritage GP or the Heritage Entities in connection with the execution, delivery or performance of this Agreement by the Heritage Parties or the consummation by them of the transactions contemplated thereby.

         3.7 TITLE TO HERITAGE ASSETS. As of the Closing, the Heritage Entities will have good and marketable title to, or valid leasehold interests in, all of the Heritage Assets, free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances set forth in Schedule 3.7.

         3.8      SEC REPORTS.

         (a) Heritage MLP's annual report on Form 10-K for the year ended August 31, 2002, and the quarterly and current reports on Form 10-Q and 8-K, if any, filed by Heritage MLP with the Securities and Exchange Commission ("SEC") since August 31, 2002 (collectively, the "SEC Reports") were timely filed with the SEC. Such documents, at the time they were filed with the SEC, complied in all material respects with the requirements of the Exchange Act and did not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. In addition, each of the statements made in such documents within the coverage of Rule 175(b) of the rules and regulations under the Securities Act of 1933, as amended (the "Securities Act"), was made by Heritage MLP with a reasonable basis and in good faith. Other than the SEC Reports, none of the Heritage Entities nor any of their respective subsidiaries is required to file any form, report or other document with the SEC that has not been filed.

         (b) There are no agreements, contracts, indentures, leases or other instruments that are required to be described in the SEC Reports or to be filed as exhibits to the SEC Reports that are not described or filed as required by the Exchange Act.

         (c) Since August 31, 2002, no transaction has occurred between or among Heritage GP, Heritage MLP, Heritage MLP's Subsidiaries and any of their respective officers, directors, stockholders or affiliates or, to the best knowledge of the Heritage Parties, any affiliate of any such officer, director or stockholder, that is required to be described in the SEC Reports that is not so described.

         3.9      FINANCIAL STATEMENTS.

         (a) Attached as Schedule 3.9(a) or filed with the SEC Reports are copies of (i) the audited consolidated balance sheet as of August 31, 2002, the unaudited consolidated balance sheet as of May 31, 2003, and (ii) the related audited and unaudited, respectively, consolidated statements of income, cash flows and owners' equity for the fiscal year and quarterly period then ended (including in all cases the notes, if any, thereto) of the Heritage Entities (the "Heritage Financial Statements"). The Heritage Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with past practices except, in the case of unaudited interim financial statements, for normal year-end adjustments, and fairly present the respective consolidated financial position of Heritage MLP and its Subsidiaries as of the respective dates set forth therein and the respective results of operations and cash flows for Heritage MLP and its Subsidiaries for the respective fiscal periods set forth therein.

         (b) The books of account and other financial records of Heritage MLP and its Subsidiaries from which the Heritage Financial Statements were prepared: (i) reflect all items of income and expense and all assets and liabilities required to be reflected therein in accordance with GAAP applied on a basis consistent with past practices, (ii) are complete and correct, and do not contain or reflect any inaccuracies or discrepancies that are inconsistent with financial reporting requirements in accordance with GAAP and (iii) have been maintained in accordance with good business and accounting practices.

         (c) None of the Heritage Entities has any material liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known, and whether due or to become due), other than as set forth in the Schedules to this Agreement, that will create or result in any Encumbrances on the Heritage Assets or the Heritage Entities, except for Permitted Encumbrances.

         (d) Heritage MLP has heretofore furnished to La Grange complete and correct copies of (i) all agreements, documents and other instruments not yet filed by Heritage MLP with the SEC but that are currently in effect and that Heritage MLP expects to file with the SEC after the date of this Agreement (with the exception of documents contemplated by this Agreement to be filed with the Form 8-K expected to be filed with the SEC after the signing of this Agreement to disclose the transactions contemplated by this Agreement) and (ii) all amendments and modifications that have not been filed by Heritage MLP with the SEC to all agreements, documents and other instruments that previously have been filed by Heritage MLP with the SEC and are currently in effect.

         (e) Schedule 3.9(e) sets forth a list of all outstanding restricted units that have been granted under the Heritage Plans and the number of Common Units issuable upon vesting thereof. Except for the Common Units, Class D Units and Special Units issuable pursuant to this Agreement at the Closing, and the Class E Units issuable to HHI, no other Common Units are or will be issuable as a result of the Closing and the consummation of the transactions contemplated by this Agreement.

         3.10 ABSENCE OF CERTAIN CHANGES. Since August 31, 2002, except as disclosed in the SEC Reports and except for the execution and delivery of this Agreement and the Other Transaction Documents, (a) there has been no event that
(A) would have a material adverse effect on the financial condition, business, prospects, properties, net worth or results of operations of the Heritage Entities, taken as a whole, except for general economic changes and changes that may affect the industry of the Heritage Entities generally or (B) would adversely affect the ability of the Heritage Parties to consummate the transactions contemplated by this Agreement and the Other Transaction Documents (clauses (A) and (B), or either of such clauses, a "Heritage Material Adverse Effect"); (b) the Heritage Business has been conducted only in the ordinary course consistent with past practice; (c) except for, or as contemplated by, this Agreement, the Acquisition Agreement, and the HHI Purchase Agreement, none of the Heritage Entities has incurred any material liability, engaged in any material transaction or entered into any material agreement outside the ordinary course of business consistent with past practice that individually or in the aggregate would result in a Heritage Material Adverse Effect; (d) none of the Heritage Entities has suffered any material loss, damage, destruction or other casualty to any of the Heritage Assets (whether or not covered by insurance) that individually or in the aggregate would result in a Heritage Material Adverse Effect; and (e) none of the Heritage Entities has taken any of the actions set forth in Section 5.5 except as permitted thereunder.

         3.11     TAX MATTERS.

         (a) Except as set forth on Schedule 3.11(a), (i) each of the Heritage Entities has filed when due, after giving effect to applicable extensions, all material Tax Returns required to be filed with the IRS or other applicable taxing authority through the date hereof; (ii) such Tax Returns are true, complete and correct in all material respects; and (iii) each of the Heritage Entities has timely paid or has provided an accrual for all Taxes which are or have become due (whether or not shown on any such Tax Return), and has withheld and paid to the appropriate taxing authority any Tax that it is required by Applicable Law to withhold and pay to a taxing authority on or before the date hereof other than, in either case, those (x) which, if not paid, would not have a Heritage Material Adverse Effect or (y) which are being contested in good faith; (iv) no claim has been made by any taxing authority in a jurisdiction in which any of the Heritage Entities does not currently file a Tax Return that it is or may be subject to Tax by such jurisdiction; (v) none of the Heritage Entities has entered into any agreement or arrangement with any tax authority that requires any of the Heritage Entities to take or refrain from taking any action; (vi) none of the Heritage Entities is a party to any agreement, whether written or unwritten, providing for the payment of Taxes, payment of Tax losses, entitlements to refunds or similar Tax matters; and (vii) none of the Heritage Entities that is not a corporation has elected to be treated as a corporation. None of the Heritage Entities has any material liability for Taxes other than those incurred in the ordinary course of business and in respect of which adequate reserves are being maintained in accordance with GAAP. There are no material liens for Taxes upon any asset of any of the Heritage Entities except for liens arising as a matter of Applicable Law relating to current Taxes not yet due. There are no Taxes that will be imposed on any of the Heritage Entities in connection with the execution of this Agreement or the Other Transaction Documents or in connection with any of the transaction contemplated hereby or thereby. Except as set forth on Schedule 3.11(a), none of the Heritage Entities currently is the beneficiary of any extension of time within which to file any Tax Return.

         (b) Schedule 3.11(b) lists all federal or state income and franchise Tax Returns filed by any of the Heritage Entities or any affiliated, consolidated, combined, unitary or similar group of which any Heritage Entity is or was a member on or after August 31, 1999, (i) that are as of the date hereof the subject of audit, (ii) in respect of which there is any other suit, action, investigation or claim in progress by any taxing authority or (iii) in respect of which any issue has been raised by any taxing authority at an earlier time that is reasonably expected to be raised at a later time. Except as set forth on
Schedule 3.11(b), none of the Heritage Entities has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency or has received any notice from any taxing authority that it intends to conduct an audit or investigation thereof or is subject to any ruling of any taxing authority.

         (c) Except as set forth on Schedule 3.11(c), none of the Heritage Entities has made any payment, is obligated to make any payment, or is a party to any agreement that under certain circumstances could obligate it to make any payment that will not be deductible under Section 280G of the Code.

         (d) Since August 31, 1999, none of the Heritage Entities (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for Taxes of any Person (other than Heritage GP or a Heritage Entity) under Treas. Reg. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise, excluding liability for Taxes to the extent set forth on Schedule 3.11(d) for stock acquisitions for which Heritage GP or HHI obtained commercially reasonable indemnification (which indemnification was assigned or otherwise made available to Heritage OLP) and which liability was assumed by Heritage OLP upon the transfer of the assets of the acquired entity to Heritage OLP.

         (e) Since their formation and up to and including the current tax year, Heritage MLP and Heritage OLP have each been treated as a partnership for federal income tax purposes, and will immediately before, at, and immediately after, the Closing also each be treated as a partnership for federal income tax purposes. Moreover, as to the transactions for which provision is made in
Section 2.2(b), neither of Heritage MLP or Heritage OLP will be an "investment partnership", that is a partnership that would be treated as an investment company (within the meaning of Section 351 of the Code) if it were a corporation for federal income tax purposes. Moreover, for each taxable year since their formation more than 90% of the gross income of

Heritage MLP and Heritage OLP has constituted "qualifying income" within the meaning of Section 7704(d) of the Code.

         3.12 COMPLIANCE WITH LAWS. Subject to the specific representations and warranties in this Agreement, which representations and warranties shall govern the subject matter thereof, the Heritage Entities have complied in all material respects with all Applicable Laws relating to the ownership or operation of the Heritage Assets and the conduct of the Heritage Business. None of the Heritage Entities is charged or, to the knowledge of the Heritage Parties, threatened with, or under investigation with respect to, any violation of any Applicable Law relating to any aspect of the ownership or operation of the Heritage Assets or Heritage Business.

         3.13 LEGAL PROCEEDINGS. Except as described in the SEC Reports, there is (i) no Proceeding before or by any Governmental Authority or arbitrator or official, domestic or foreign, now pending or, to the knowledge of the Heritage Parties, threatened, to which any of the Heritage Entities or any of their respective subsidiaries is or may be a party or to which the business or property of any of the Heritage Entities or any of their respective subsidiaries is or may be subject, (ii) no statute, rule, regulation or order that has been enacted, adopted or issued by any Governmental Authority or that has been proposed by any Governmental Authority and (iii) no injunction, restraining order or order of any nature issued by a federal or state court or foreign court of competent jurisdiction to which any of the Heritage Entities or any of their respective subsidiaries is or may be subject, that, in the case of clauses (i),
(ii) and (iii) above, is reasonably expected to (A) individually or in the aggregate have a Heritage Material Adverse Effect, (B) prevent or result in the suspension of the issuance and sale of the Common Units, Class D Units or Special Units, or (C) affect adversely the ability of the Heritage Parties to consummate the Closing as contemplated herein.

         3.14 SUFFICIENCY OF HERITAGE ASSETS. The Heritage Assets constitute all the assets and properties the use or benefit of which are reasonably necessary for the operation of the Heritage Business as conducted on the date of this Agreement. As of the Closing, all tangible assets and properties included in the Heritage Assets will be in the possession, or under the control, of the Heritage Entities. All Heritage Assets necessary for the conduct of the Heritage Business are in good condition, normal wear and tear excepted, and are useable in the continued operation of the Heritage Business consistent with past practice.

         3.15     REAL PROPERTY.

         (a) Set forth in Schedule 3.15(a) is the street address, a brief description and a legal description of all real property owned by any of the Heritage Entities and used or held for use in connection with the operation of the Heritage Business, which if not so owned would have a Heritage Material Adverse Effect.

         (b) Set forth in Schedule 3.15(b) is the street address and a brief description of the real property, including facilities and structures, leased by any of the Heritage Entities and used or held for use in connection with the operation of the Heritage Business, which if not so leased would have a Heritage Material Adverse Effect.

         3.16 INTELLECTUAL PROPERTY. Except as set forth on Schedule 3.16, each of the Heritage Entities owns or possesses or has the right to use, and at the Closing Date will own or possess or have the right to use in the localities where they are currently used by the Heritage Entities, all Intellectual Property described in the SEC Reports as being owned by it or any of the Heritage Entities or necessary for the conduct of its respective business, other than those which if not so owned or possessed would not have a Heritage Material Adverse Effect, and none of the Heritage Entities is aware of any claim to the contrary or any challenge by any other Person to the rights of the Heritage Entities with respect to the foregoing.

         3.17 PERMITS. Each of the Heritage Entities has, or at the Closing Date will have, such Permits as are necessary to own its properties and to conduct its business in the manner described in the SEC Reports, subject to such qualifications as may be set forth in the SEC Reports and except for such Permits which, if not obtained, would not have, individually or in the aggregate, a Heritage Material Adverse Effect; each of the Heritage Entities has, or at the Closing Date will have, fulfilled and performed all its material obligations with respect to such Permits, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any impairment of the rights of the holder of any such Permit, except for such revocations, terminations and impairments that would not have a Heritage Material Adverse Effect; and, except as described in the SEC Reports, none of such Permits contains any restriction that is materially burdensome to the Heritage Entities considered as a whole.

         3.18     AGREEMENTS.

         (a) Set forth in Schedule 3.18(a) is a list of all the following Contracts to which any of the Heritage GP or the Heritage Entities is a party or by which Heritage GP or the Heritage Entities are bound that are not terminable at the option of Heritage GP or one of the Heritage Entities (or Heritage GP or one of their Affiliates) within 30 days for convenience and without penalty:

                  (i) collective bargaining agreements and similar agreements with Heritage Employees as a group;

                  (ii) agreements, trusts, plans, funds or other employee benefit arrangements of any nature;

                  (iii)    agreements with any director or officer of Heritage
         GP;

                  (iv) agreements relating to the acquisition of any Capital Stock of any Heritage Entity or options thereof;

                  (v) indentures, mortgages, security agreements, notes, loan or credit agreements or other agreements relating to the borrowing of money by one of the Heritage Entities;

                  (vi) license, royalty or other agreements relating to Intellectual Property, Technology or Software;

                  (vii) partnership, joint venture and profit sharing agreements;

                  (viii)   agreements with any Governmental Authority;

                  (ix) agreements in the nature of a settlement or a conciliation agreement arising out of any claim asserted by any other Person;

                  (x) agreements not made in the ordinary course of the Heritage Business;

                  (xi) other agreements, whether or not made in the ordinary course of business, that are material to the Heritage Business or the ownership or operation of the Heritage Assets; and

                  (xii) agreements or commitments to enter into any of the foregoing.

         (b) Each of such Contracts is a valid and binding agreement of the applicable Heritage Entities. None of the Heritage Entities is in breach of or in default in any material respect under, nor has any event occurred which (with or without the giving of notice or the passage of time or both) would constitute a material default by it under, any material provision of any of such agreements, and none of the Heritage Entities has received any written notice from any other party indicating that it is in breach of or in default under any such material provision. Except as described on Schedule 3.18(b), no other party to any of such agreements is, to the Knowledge of the Specified Heritage Persons, in breach of or in default under such agreements in any material respect, nor has any assertion been made by any of the Heritage Entities of any such breach or default.

         3.19     ENVIRONMENTAL MATTERS.

         (a) Except as set forth in Schedule 3.19(a), none of the Heritage Entities is in violation of, or subject to, any pending or threatened Proceeding under, or subject to any remedial obligations under, any Applicable Laws pertaining to health, safety, the environment, Hazardous Substances or Solid Wastes (such Applicable Laws as they now exist are herein collectively called "Applicable Environmental Laws") relating to the ownership or operation of the Heritage Assets or the operation of the Heritage Business, including (i) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), and (ii) the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"). Except as set forth on Schedule 3.19(a), the Heritage Entities have obtained all Permits to construct, occupy, lease, operate or use any real property or equipment or other tangible property forming a part of the Heritage Assets by reason of any Applicable Environmental Laws.

         (b) Except as set forth on Schedule 3.19(b), there are no past or present events, conditions, circumstances or plans (i) that interfere with or prevent compliance or continued compliance, with respect to, the Heritage Assets or Heritage Business, with Applicable Environmental Laws or (ii) that could be reasonably expected to give rise to any common law or other legal liability or obligation with respect to the Heritage Assets or Heritage Business, including liability or obligation under CERCLA or RCRA, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, industrial toxin, Hazardous Substance or Solid Waste.

         (c) As used in this Agreement, the term "Hazardous Substance" shall have the meaning currently specified in CERCLA and the term "Solid Waste" shall have the meaning currently specified in RCRA; provided, that to the extent the Applicable Laws of the jurisdiction in which the particular asset is located have currently established a meaning for such term that is broader than that specified in CERCLA or RCRA, such broader meaning shall apply.

         (d) Except as set forth on Schedule 3.19(d), there are no (i) non-propane underground storage tanks, known contamination of soil or groundwater, or known or suspected asbestos or asbestos-containing material that is not in an intact and undisturbed condition on any property owned or leased by the Heritage Entities, (ii) pending or threatened complaints, suits, actions or demand letters by any third party or Governmental Authority relating to any alleged violation of Applicable Environmental Law by the Heritage Entities,
(iii) Permits required of the Heritage Entities under Applicable Environmental Laws to own, lease or operate their properties and conduct their business as described in the SEC Reports that the Heritage Entities do not possess or Permits the terms and conditions of which the Heritage Entities have violated or are violating (except, in each case as would not have a Heritage Material Adverse Effect), or (iv) real estate sites owned or operated by any of the Heritage Entities that have been used as a manufactured gas plant site.

         3.20 INSURANCE. The Heritage Parties maintain insurance covering the properties, operations, personnel and businesses of the Heritage Entities. In the reasonable judgment of the Heritage Parties, such insurance insures against such losses and risks as are reasonably adequate to protect the Heritage Entities and their businesses. None of the Heritage Entities has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance; all such insurance is outstanding and duly in force on the date hereof and will be outstanding and duly in force on the Closing Date.

         3.21 ABSENCE OF LIABILITIES. None of the Heritage Entities has any material liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known, and whether due or to become due), other than as set forth on Schedule 3.21, that will create or result in any Encumbrances on the Heritage Assets, except for Permitted Encumbrances.

         3.22     BOOKS AND RECORDS.

         (a) Each of the Heritage Entities (i) makes and keeps books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets and (ii) maintains systems of internal accounting controls sufficient to provide reasonable assurances that
(A) transactions are executed in accordance with management's general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management's general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

         (b) None of the Heritage Entities nor any Heritage Employee or agent of any of the Heritage Entities has made any payment of funds of any of the Heritage Entities or received or retained any funds in either case in violation of any law, rule or regulation, which payment, receipt or retention of funds is of a character required to be disclosed in the SEC Reports.

         3.23 LISTING. The outstanding Common Units are listed for trading on the New York Stock Exchange.

         3.24     EMPLOYEE MATTERS.

         (a) Except as set forth on Schedule 3.24(a), neither Heritage GP nor any of the Heritage Entities has violated any federal, state or local law relating to discrimination in the hiring, promotion or pay of employees nor any applicable wage or hour laws, nor any provisions of ERISA or the rules and regulations promulgated thereunder; neither Heritage GP nor any of the Heritage Entities has engaged in any unfair labor practice, which in each case would have a Heritage Material Adverse Effect; there is (i) no unfair labor practice complaint pending against Heritage GP or any of the Heritage Entities or, to the best knowledge of Heritage GP and the Heritage Parties, threatened against any of them, before the National Labor Relations Board or any state or local labor relations board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement pending against Heritage GP or any of the Heritage Entities or, to the best knowledge of Heritage GP and the Heritage Parties, threatened against any of them, (ii) no significant strike, labor dispute, slowdown or stoppage pending against Heritage GP or any of the Heritage Entities and (iii) except as described in Schedule 3.24(a), neither Heritage GP nor any of the Heritage Entities has any obligation or liability under any union pension plans or collective bargaining agreements related to the Heritage Employees or the Heritage Business that will be an obligation or liability of or binding on Heritage GP or any of the Heritage Entities after the Closing, except in the cases of clauses (i), (ii) and (iii) such complaints, grievances, arbitration proceedings, strikes, labor disputes, slowdowns, stoppages or liabilities which if determined adversely to Heritage GP or the Heritage Entities, would not individually or in the aggregate result in a Heritage Material Adverse Effect.

         (b) Schedule 3.24(b) lists all express employment agreements and related noncompete agreements in excess of $75,000 per annum in salary not terminable upon convenience and without penalty upon less than 60 days notice to which Heritage GP or any of the Heritage Entities is a party or by which any of such Persons is bound.

         3.25 CONSENTS. Schedule 3.25 sets forth each of the consents, approvals, orders, authorizations and waivers of, and declarations, filings and registrations with, all third parties (including Governmental Authorities) that are necessary or required to permit the transactions contemplated by this Agreement and otherwise to consummate the transactions contemplated hereby (the "Heritage Consents"). Schedule 7.1(e) includes all of the Heritage Consents that, if not obtained and in full force and effect at the time of the Closing, could reasonably be expected to result in a Material Adverse Effect on the Heritage Business.

         3.26     CONDUCT OF THE HERITAGE BUSINESS. Except as provided on
Schedule 3.26, since May 31, 2003, neither Heritage GP nor the Heritage Entities have taken any actions that would be prohibited by the provisions of Section 5.5 if such actions had been taken after the date of this Agreement.

         3.27 DISCLOSURE. Neither this Agreement nor any Schedule or Exhibit hereto nor any other certificate or instrument delivered to La Grange by or on behalf of Heritage GP or any of the Heritage Parties in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein not misleading.

         3.28     EMPLOYEE BENEFIT PLANS.

         (a) Schedule 3.28(a) contains a true and complete list of all employee benefit plans (within the meaning of Section 3(3) of ERISA), and all bonus, stock option, unit option, stock purchase, unit purchase, restricted stock, restricted unit, incentive, deferred compensation, medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which Heritage GP or any of the Heritage Entities is a party, with respect to which Heritage GP or any of the Heritage Entities has any liability or which are maintained, contributed to or sponsored by Heritage GP or any of the Heritage Entities for the benefit of any current or former Heritage Employee, officer or director of Heritage GP or any of the Heritage Entities (collectively, referred to herein as the "Heritage Plans"). Except as set forth on Schedule 3.28(a), neither Heritage GP nor the Heritage Entities has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Heritage Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

         (b) Except as set forth in Schedule 3.28(b), none of the Heritage Plans is a multiemployer plan, within the meaning of Section 3(37) or 4001(a)(3) of ERISA, or is a single employer pension plan, within the meaning of Section 4001(a)(15) of ERISA, for which Heritage GP or any of the Heritage Entities could incur liability under Section 4063 or 4064 of ERISA. Except to the extent set forth in Schedule 3.28(b), none of the Heritage Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates Heritage GP or any Heritage Entity to pay separation, severance, termination or other benefits as a result of the transaction or (iii) obligates Heritage GP or any Heritage Entity to make any payment or provide any benefit that could be subject to a tax under Section 4999 of the Code. Except as disclosed in Schedule 3.28(b), none of the Heritage Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former Heritage Employee, officer or director of Heritage GP or any Heritage Entity.

         (c)      Each Heritage Plan which is intended to be qualified under
Section 401(a) or 401(k) of the Code is and has always been so qualified.

         (d) Except to the extent set forth on Schedule 3.28(d), each Heritage Plan is now and always has been operated in all respects in accordance with the requirements of Applicable Law, including, without limitation, ERISA and the Code, and Heritage GP and each Heritage Entity has performed all obligations required to be performed by it under such Heritage Plan, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Heritage Plan. Except as set forth on Schedule 3.28(d), no Heritage Plan is subject to Title IV of ERISA or Section 412 of the Code.

         (e) With respect to each Heritage Plan, there are no prohibited transactions or breaches of fiduciary duties that could result in liability (directly or indirectly) for Heritage GP or any Heritage Entity.

         (f) Except as set forth on Schedule 3.28(f), each Heritage Plan may be unilaterally terminated any time by a Heritage Entity without material liability, other than for benefits accrued prior to such termination.

         (g) Except as set forth on Schedule 3.28(g), all contributions to, and payments from, each Heritage Plan that are required to be made in accordance with the terms of the Heritage Plan and Applicable Law have been timely made.

         3.29 FINDER'S FEES. Except in accordance with the letter agreement dated September 23, 2003 between the Special Committee of the Board of Directors of Heritage GP and Merrill Lynch and except as set forth on Schedule 3.29, none of the Heritage Entities, or any of their respective Affiliates, are obligated (directly or indirectly) under any agreement with any Person that would obligate any of the Heritage Entities or La Grange or any of their respective Affiliates to pay any commission, brokerage or "finder's fee" in connection with the transactions contemplated herein.

         3.30 REGULATION. Except as set forth on Schedule 3.30, none of the Heritage Entities is now, or after the consummation of the transactions contemplated by this Agreement and the Other Transaction Documents and application of the net proceeds thereof will be, (i) an "investment company" or a company "controlled by" an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or (ii) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" thereof, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         3.31 NO VIOLATION. None of Heritage GP or the Heritage Entities is in (i) violation of its partnership agreement, certificate or articles of incorporation or bylaws or other organizational documents, or of any law, statute, ordinance, administrative or governmental rule or regulation applicable to it or of any decree of any Governmental Authority having jurisdiction over it or (ii) breach, default (or an event which, with notice or lapse of time or both, would constitute such a default) or violation in the performance of any obligation, agreement or condition contained in any bond, debenture, note or any other evidence of indebtedness or in any agreement, indenture, lease or other instrument to which it is a party or by which it or any of its properties may be bound, which breach, default or violation would, if continued, have a Heritage Material Adverse Effect. No third party to any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Heritage GP or any of the Heritage Entities is a party or by which any of them is bound or to which any of their properties are subject, is in default under any such agreement, which breach, default or violation would, if continued, have a Heritage Material Adverse Effect.

         3.32 OPINION OF FINANCIAL ADVISOR. The Special Committee has received the opinion of Merrill Lynch to the effect that, as of the date of such opinion, the consideration to be paid by Heritage MLP in connection with the transactions contemplated by this Agreement is fair, from a financial point of view, to the Common Unitholders of Heritage MLP.

         3.33 APPROVAL OF SPECIAL COMMITTEE. Subject to the rights of the Special Committee under Section 6.15, the Special Committee has recommended that the Board of Directors of Heritage GP approve the transactions contemplated hereby.

                                   ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF LA GRANGE

         For the purposes of this Agreement, La Grange represents and warrants as set forth in this Article 4. La Grange does not make any representations and warranties in this Article 4 with respect to the Heritage Entities.

         4.1 ORGANIZATION AND EXISTENCE. Schedule 4.1 sets forth the form of organization, legal name and the Organization State of La Grange and each Subsidiary of La Grange. Each of the La Grange Entities is either a limited partnership, limited liability company or corporation, as indicated on Schedule 4.1, duly organized or formed, validly existing and in good standing under the laws of its Organization State. Each of the La Grange Entities has full power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted. Each of the La Grange Entities is duly qualified and in good standing to do business as a foreign limited partnership, limited liability company or corporation, as applicable, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a La Grange Material Adverse Effect.

         4.2      CAPITALIZATION OF THE LA GRANGE ENTITIES.

         (a) Schedule 4.2(a) sets forth by each class and each series within each class, (i) the La Grange Interests (ii) the name and address of record and number and percentage ownership of those shares of each holder of record thereof. No Encumbrance exists upon any outstanding La Grange Interests other than the Encumbrances, if any, set forth in Schedule 4.2(a), all of which will be released at or before the Closing.

         (b) Except as set forth in Schedule 4.2(b), each La Grange Entity is a La Grange Wholly Owned Subsidiary or will be as of Closing, by virtue of the actions required to be taken pursuant to Section 2.2(a), a La Grange Wholly Owned Subsidiary. In the case of any La Grange Entity that is not a La Grange Wholly Owned Subsidiary, Schedule 4.2(b) sets forth, by each class and each series within each class, the number of outstanding shares (or other percentage ownership interests) of Capital Stock of the La Grange Entity, (i) La Grange's aggregate direct and indirect ownership of those shares (or interests) and (ii) the name and address of record and percentage ownership of those shares (or interests) of each holder of record thereof other than La

Grange or a La Grange Entity. No Encumbrance exists upon any outstanding share (or other percentage ownership interests) of Capital Stock of any La Grange Entity which La Grange directly or indirectly owns other than the Encumbrances, if any, set forth in Schedule 4.2(b), all of which will be released at or before the Closing. Except as set forth in Schedule 4.2(b), La Grange does not own, of record or beneficially, directly or indirectly through any Person, and does not control, directly or indirectly through any Person or otherwise, any Capital Stock or derivative securities of any entity other than a La Grange Entity. All of the outstanding shares of Capital Stock of the La Grange Entities that are corporations or limited liability companies have been duly authorized and validly issued and are fully paid and non-assessable. All of the outstanding shares of Capital Stock of the La Grange Entities that are general or limited partnerships have been duly authorized and validly issued in accordance with such La Grange Entity's partnership agreement and such Capital Stock has been fully paid for (to the extent required under such La Grange Entity's partnership agreement) and is nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303 and 17-607 of the Delaware LP Act or similar partnership laws of its Organization State).

         (c) Except as set forth in Schedule 4.2(c), there are no subscriptions, options, convertible securities, warrants, calls, preemptive rights or other rights of any kind to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any interests in the La Grange Entities pursuant to any agreement or instrument to which the La Grange Entities or La Grange is a party or by which any of them may be bound. Neither the offering nor the sale of the La Grange Interests as contemplated by this Agreement gives rise to any rights for or relating to the registration of any Capital Stock of the La Grange Entities, except pursuant to this Agreement or such rights as have been waived or satisfied.

         4.3 AUTHORITY AND BINDING AGREEMENT. La Grange has full power and authority to execute, deliver and perform this Agreement and the Other Transaction Documents (collectively, the "La Grange Documents") to which it is a party, and to consummate the transactions contemplated thereby. The execution, delivery and performance by La Grange of such La Grange Documents, and the consummation by it of the transactions contemplated thereby, have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by La Grange and constitutes, and each of the La Grange Documents and each other agreement, instrument or document executed or to be executed by La Grange in connection with the transactions contemplated by the La Grange Documents has been, or when executed will be, duly executed and delivered by La Grange and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of such Party enforceable against it in accordance with its terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights generally and (b) equitable principles.

         4.4 NON-CONTRAVENTION. The execution, delivery and performance by La Grange of the La Grange Documents to which it is a party, and the consummation by it of the transactions contemplated thereby do not and will not
(a) conflict with or result in a violation of any provision of the respective charter or bylaws or other governing instruments of the La Grange Entities, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which the La Grange Entities may be bound, (c) result in the creation or imposition of any Encumbrance upon any of the La Grange Entities or La Grange Assets, (d) assuming compliance with the matters referred to in Section 4.4, violate any Applicable Law binding upon them or the La Grange Entities or (e) conflict with or result in a violation of any Permit held by the La Grange Entities.

         4.5 GOVERNMENTAL APPROVALS. Except as set forth in Schedule 4.5 and except as may be obtained under state securities or "Blue Sky" laws and under the HSR Act, no consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be obtained or made by La Grange or the La Grange Entities in connection with the execution, delivery or performance of this Agreement by La Grange or the consummation by them of the transactions contemplated thereby.

         4.6 EXCLUSIVE OPERATION OF THE BUSINESS. Except as set forth in Schedules 4.1, 4.2(b) or 4.6, the La Grange Entities do not have any direct or indirect equity or ownership interest in any corporation, partnership, joint venture or other entity that is involved, directly or indirectly, in the conduct of the La Grange Business.

         4.7 TITLE TO LA GRANGE ASSETS. As of the Closing, the La Grange Entities will have good and marketable title to, or valid leasehold and right-of-way interests in, all of the La Grange Assets, free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances set forth in
Schedule 4.7.

         4.8      FINANCIAL STATEMENTS.

         (a) Attached as Schedule 4.8(a) are copies of (i) the audited combined balance sheet as of December 31, 2002 (the "Financial Statement Date") and the related combined statement of income, cash flows and partners' equity for the period from October 1, 2002 through December 31, 2002 (including in all cases the notes, if any, thereto) of ETC OLP and its subsidiaries, and (ii) the unaudited combined balance sheet of ETC OLP and its subsidiaries as of June 20, 2003 and the related combined statement of income and cash flows for the six months ended June 20, 2003 (the "La Grange Financial Statements"). The La Grange Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with past practices and fairly present the respective consolidated financial position of La Grange as of the date set forth therein and the respective results of operations and cash flows of La Grange for the fiscal period set forth therein.

         (b) Attached as Schedule 4.8(b) are copies of (i) the audited consolidated balance sheet as of September 30, 2002 and December 31, 2001 and the related consolidated statement of income, cash flows and stockholders' equity for the fiscal periods ended September 30, 2002 and December 31, 2001 and 2000 (including in all cases the notes, if any, thereto) of Aquila Gas Pipeline Corporation and its subsidiaries ("Aquila"); and (ii) the unaudited consolidated balance sheet of Aquila and its subsidiaries as of June 20, 2002 and the related consolidated statement of income and cash flows for the six months ended June 20, 2002 (the "Aquila Financial Statements"). To the knowledge of La Grange, the Aquila Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with past practices and fairly present the respective consolidated financial position of Aquila as of the date set forth therein and the respective results of operations and cash flows of Aquila for the fiscal period set forth therein.

         (c) Attached as Schedule 4.8(c) are copies of the audited consolidated balance sheet as of December 27, 2002 and December 31, 2001 and the related consolidated statement of income, cash flows and changes in shareholders' equity for the fiscal periods ended December 27, 2002 and December 31, 2001 and 2000 (including in all cases the notes, if any, thereto) of Oasis Pipe Line Company ("Oasis") and its subsidiaries (the "Oasis Financial Statements"). To the knowledge of La Grange, the Oasis Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with past practices and fairly present the respective consolidated financial position of Oasis as of the date set forth therein and the respective results of operations and cash flows of Oasis for the fiscal period set forth therein.

         (d) The books of account and other financial records of the La Grange Entities from which the La Grange Financial Statements were prepared: (i) reflect all items of income and expense related to the La Grange Business and La Grange Assets and all assets and liabilities relating to the La Grange Business and La Grange Assets required to be reflected therein in accordance with GAAP applied on a basis consistent with past practices; (ii) are complete and correct, and do not contain or reflect any inaccuracies or discrepancies that are inconsistent with financial reporting requirements in accordance with GAAP and (iii) have been maintained in accordance with good business and accounting practices.

         (e) None of the La Grange Entities has any material liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known, and whether due or to become due), other than as set forth in the Schedules to this Agreement, that will create or result in any Encumbrances on the La Grange Assets or the La Grange Entities, except for Permitted Encumbrances.

         4.9 ABSENCE OF CERTAIN CHANGES. Since the Financial Statement Date, (a) there has been no event that (A) would have a material adverse effect on the financial condition, business, prospects, properties, net worth or results of operations of the La Grange Entities, taken as a whole, except for general economic changes and changes that may affect the industry of the La Grange Entities generally or (B) would adversely affect the ability of La Grange to consummate the transactions contemplated by this Agreement and the Other Transaction Documents (clauses (A) and (B), or either of such clauses, a "La Grange Material Adverse Effect"); (b) the La Grange Business has been conducted only in the ordinary course consistent with past practice; (c) except for, or as contemplated by, this Agreement, none of the La Grange Entities has incurred any material liability, engaged in any material transaction or entered into any material agreement outside the ordinary course of business consistent with past practice that individually or in the aggregate would result in a La Grange Material Adverse Effect; (d) none of the La Grange Entities has suffered any material loss, damage, destruction or other casualty to any of the La Grange Assets (whether or not covered by insurance) that individually or in the aggregate would result in a La Grange Material Adverse Effect; and (e) none of the La Grange Entities has taken any of the actions set forth in Section 5.2 except as permitted thereunder.

         4.10     TAX MATTERS.

         (a) Except as set forth on Schedule 4.10(a), (i) each of the La Grange Entities has filed when due, after giving effect to applicable extensions, all material Tax Returns required to be filed with the IRS or other applicable taxing authority through the date hereof; (ii) all such Tax Returns are true, complete and correct in all material respects; (iii) each of the La Grange Entities has timely paid or has provided an accrual for all Taxes which are or have become due (whether or not shown on any such Tax Return), and has withheld and paid to the appropriate taxing authority any Tax that it is required by Applicable Law to withhold and pay to a taxing authority on or before the date hereof other than, in either case, those (x) which, if not paid, would not have a La Grange Material Adverse Effect or (y) which are being contested in good faith; (iv) no claim has been made by any taxing authority in a jurisdiction in which any of the La Grange Entities does not currently file a Tax Return that it is or may be subject to Tax by such jurisdiction; (v) none of the La Grange Entities has entered into any agreement or arrangement with any tax authority that requires any of the La Grange Entities to take or refrain from taking any action; (vi) none of the La Grange Entities is a party to any agreement, whether written or unwritten, providing for the payment of Taxes, payment of Tax losses, entitlements to refunds or similar Tax matters; and (vii) none of the La Grange Entities that is not a corporation has elected or will elect to be treated as a corporation. None of the La Grange Entities has any material liability for Taxes other than those incurred in the ordinary course of business and in respect of which adequate reserves are being maintained in accordance with GAAP. There are no material liens for Taxes upon any asset of any of the La Grange Entities except for liens arising as a matter of Applicable Law relating to current Taxes not yet due. There are no Taxes that will be imposed on any of the La Grange Entities in connection with the execution of this Agreement or the Other Transaction Documents or in connection with any of the transaction contemplated hereby or thereby. Except as set forth on Schedule 4.10(a), none of the La Grange Entities currently is the beneficiary of any extension of time within which to file any Tax Return.

         (b) Schedule 4.10(b) lists all federal or state income and franchise Tax Returns filed by any of the La Grange Entities or any affiliated, consolidated, combined, unitary or similar group of which any La Grange Entity is or was a member on or after August 31, 1999 and on or before the date hereof,
(i) that are as of the date hereof the subject of audit, (ii) in respect of which there is any other suit, action, investigation or claim in progress by any taxing authority or (iii) in respect of which any issue has been raised by any taxing authority at an earlier time that is reasonably expected to be raised at a later time. None of the La Grange Entities has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency or has received any notice from any taxing authority that it intends to conduct an audit or investigation thereof or is subject to any ruling of any taxing authority.

         (c) None of the La Grange Entities has made any payment, is obligated to make any payment, or is a party to any agreement that under certain circumstances could obligate it to make any payment that will not be deductible under Section 280G of the Code.

         (d) Except as set forth on Schedule 4.10(d), since August 31, 1999, none of the La Grange Entities (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for Taxes of any Person (other than a La Grange Entity) under

Treas. Reg. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

         4.11 COMPLIANCE WITH LAWS. Subject to the specific representations and warranties in this Agreement, which representations and warranties shall govern the subject matter thereof, the La Grange Entities have complied in all material respects with all Applicable Laws relating to the ownership or operation of the La Grange Assets and the conduct of the La Grange Business. None of the La Grange Entities is charged or, to the knowledge of the La Grange Entities, threatened with, or under investigation with respect to, any violation of any Applicable Law relating to any aspect of the ownership or operation of the La Grange Assets or the La Grange Business.

         4.12 LEGAL PROCEEDINGS. Except as set forth in Schedule 4.12, there is (i) no Proceeding before or by any Governmental Authority or arbitrator or official, domestic or foreign, now pending or, to the knowledge of the La Grange Entities, threatened, to which any of the La Grange Entities or any of their respective subsidiaries is or may be a party or to which the business or property of any of the La Grange Entities or any of their respective subsidiaries is or may be subject, (ii) no statute, rule, regulation or order that has been enacted, adopted or issued by any Governmental Authority or that has been proposed by any Governmental Authority and (iii) no injunction, restraining order or order of any nature issued by a federal or state court or foreign court of competent jurisdiction to which any of the La Grange Entities or any of their respective subsidiaries is or may be subject, that, in the case of clauses (i), (ii) and (iii) above, is reasonably expected to (A) individually or in the aggregate have a La Grange Material Adverse Effect or (B) affect adversely the ability of La Grange to consummate the Closing as contemplated herein.

         4.13 SUFFICIENCY OF LA GRANGE ASSETS. The La Grange Assets constitute all the assets and properties the use or benefit of which are reasonably necessary for the operation of the La Grange Business as conducted on the date of this Agreement. As of the Closing, all tangible assets and properties included in the La Grange Assets will be in the possession, or under the control, of the La Grange Entities. All La Grange Assets necessary for the conduct of the La Grange Business are in good condition, normal wear and tear excepted, and are useable in the continued operation of the La Grange Business consistent with past practice.

         4.14     REAL PROPERTY.

         (a) Set forth in Schedule 4.14(a) is the street address, a brief description and a legal description of all real property owned by any of the La Grange Entities and used or held for use in connection with the operation of the La Grange Business other than those which if not so owned would not have a La Grange Material Adverse Effect.

         (b) Set forth in Schedule 4.14(b) is the street address and a brief description of the real property, including facilities and structures, leased by any of the La Grange Entities and used or held for use in connection with the operation of the La Grange Business other than those which if not so leased would not have a La Grange Material Adverse Effect.

         4.15 TANGIBLE PERSONAL PROPERTY. Set forth in Schedule 4.15 is a list of all furniture, fixtures, leasehold improvements, equipment, machinery, computer hardware, prototypes, spare parts, supplies, materials, motor vehicles, apparatus, tools, implements, appliances and other tangible personal property (other than inventories) owned or leased by any of the La Grange Entities and used or held for use in connection with the operation of the La Grange Business, except for items having a value individually of less than $10,000 and having, in the aggregate of like items, a value of less than $200,000.

         4.16 INTELLECTUAL PROPERTY. Except as set forth in Schedule 4.16, each of the La Grange Entities owns or possesses or has the right to use, or at the Closing Date will own or possess or have the right to use in the localities where they are currently used by the La Grange Entities, all Intellectual Property necessary for the conduct of the La Grange Business, other than those which if not so owned or possessed would not have a La Grange Material Adverse Effect, and La Grange is not aware of any claim to the contrary or any challenge by any other Person to the rights of the La Grange Entities with respect to the foregoing.

         4.17 PERMITS. Schedule 4.17(a) lists all of the Permits held by the La Grange Entities. The Permits described in Schedule 4.17(a) are all of the Permits which are necessary to own its properties and to conduct its business in the manner in which it is currently conducted and except for such Permits which, if not obtained, would not have, individually or in the aggregate, a La Grange Material Adverse Effect; each of the La Grange Entities has, or at the Closing Date will have, fulfilled and performed all its material obligations with respect to such Permits, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any impairment of the rights of the holder of any such Permit, except for such revocations, terminations and impairments that would not have a La Grange Material Adverse Effect; and, except as described in Schedule 4.17(b), none of such Permits contains any restriction that is materially burdensome to the La Grange Entities considered as a whole.

         4.18     AGREEMENTS.

         (a) Set forth in Schedule 4.18(a) is a list of all the following Contracts to which any of the La Grange Entities is a party or by which the La Grange Entities are bound that are not terminable at the option of one of the La Grange Entities (or one of their Affiliates) within 30 days for convenience and without penalty:

                  (i) collective bargaining agreements and similar agreements with La Grange Employees as a group;

                  (ii) agreements, trusts, plans, funds or other employee benefit arrangements of any nature;

                  (iii) agreements with any La Grange Employee, or any director or officer of one of the La Grange Entities or any of their Affiliates;

                  (iv) agreements relating to the acquisition of any Capital Stock of any La Grange Entity or options thereof;

                  (v) agreements between or among one of the La Grange Entities and any of their Affiliates;

                  (vi) indentures, mortgages, security agreements, notes, loan or credit agreements or other agreements relating to the borrowing of money by one of the La Grange Entities or to the direct or indirect guarantee or assumption by any one of the La Grange Entities of any obligation of one of their Affiliates;

                  (vii) agreements relating to the acquisition or disposition of any assets, involving obligations or revenues of $100,000 or more;

                  (viii) agreements with respect to the lease of any real or personal property, involving annual obligations or revenues of $100,000 or more;

                  (ix) agreements concerning the management or operation of any real property, involving annual obligations or revenues of $100,000 or more;

                  (x) supplier, broker, distributor, dealer, manufacturer's representative, sales, agency, sales promotion, advertising, marketing, consulting, research and development, maintenance, service and repair agreements, involving annual obligations or revenues of $100,000 or more;

                  (xi) license, royalty or other agreements relating to Intellectual Property, Technology or Software;

                  (xii) partnership, joint venture and profit sharing agreements;

                  (xiii)   agreements with any Governmental Authority;

                  (xiv) agreements in the nature of a settlement or a conciliation agreement arising out of any claim asserted by any other Person;

                  (xv) agreements containing any covenant that would limit the freedom of any of the La Grange Entities to engage in any line of business or compete with any other Person in any geographic area or during any period of time;

                  (xvi) agreements not made in the ordinary course of the La Grange Business;

                  (xvii) other agreements, whether or not made in the ordinary course of business, that are material to the La Grange Business or the ownership or operation of the La Grange Assets; and

                  (xviii) agreements or commitments to enter into any of the foregoing.

         (b) Each of such Contracts is a valid and binding agreement of the applicable La Grange Entities. None of the La Grange Entities is in breach of or in default in any material respect under, nor has any event occurred which (with or without the giving of notice or the passage of time or both) would constitute a material default by it under, any material provision of any of such agreements, and none of the La Grange Entities has received any written notice from any other party indicating that it is in breach of or in default under any such material provision. Except as described on Schedule 4.18(b), no other party to any of such agreements is, to the Knowledge of the Specified La Grange Persons, in breach of or in default under such agreements in any material respect, nor has any assertion been made by any of the La Grange Entities of any such breach or default.

         4.19     ENVIRONMENTAL MATTERS.

         (a) Except as set forth in Schedule 4.19(a), none of the La Grange Entities is in violation of, or subject to, any pending or threatened Proceeding under, or subject to any remedial obligations under, any Applicable Environmental Laws relating to the ownership or operation of the La Grange Assets or the operation of the La Grange Business, including (i) CERCLA, and
(ii) the RCRA. Except as set forth in Schedule 4.19(a), the La Grange Entities have obtained all Permits to construct, occupy, lease, operate or use any real property or any equipment or other tangible property forming a part of the La Grange Assets by reason of any Applicable Environmental Laws.

         (b) Except as set forth in Schedule 4.19(b), there are no past or present events, conditions, circumstances or plans (i) that interfere with or prevent compliance or continued compliance, with respect to the La Grange Assets, La Grange Business or La Grange Entities, with Applicable Environmental Laws or (ii) that could be reasonably expected to give rise to any common law or other legal liability or obligation with respect to the La Grange Assets, La Grange Business or La Grange Entities, including liability or obligation under CERCLA or RCRA, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, industrial toxin, Hazardous Substance or Solid Waste.

         (c) Except as set forth in Schedule 4.19(c), there are no (i) underground storage tanks, known contamination of soil or groundwater, or known or suspected asbestos or asbestos-containing material that is not in an intact and undisturbed condition on any property owned or leased by the La Grange Entities, (ii) pending or threatened complaints, suits, actions or demand letters by any third party or Governmental Authority relating to any alleged violation of Applicable Environmental Law by any La Grange Entity, (iii) Permits required of the La Grange Entities under Applicable Environmental Laws to own, lease or operate their properties and conduct the La Grange Business the terms and conditions of which the La Grange Entities have violated or are violating (except, in each case as would not have a La Grange Material Adverse Effect), or
(iv) real estate sites transferred under this Agreement that have been used as a manufactured gas plant site.

         4.20 INSURANCE. The La Grange Entities maintain insurance covering the properties, operations, personnel and businesses of the La Grange Entities. In the reasonable judgment of the La Grange Entities, such insurance insures against such losses and risks as are reasonably adequate to protect the La Grange Entities and the La Grange Business. None of the La Grange Entities has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance; all

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such insurance is outstanding and duly in force on the date hereof and will be outstanding and duly in force on the Closing Date.

         4.21 ABSENCE OF LIABILITIES. None of the La Grange Entities has any material liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known, and whether due or to become due), other than as set forth on Schedule 4.21, that will create or result in any Encumbrances on the La Grange Assets, except for Permitted Encumbrances.

         4.22     BOOKS AND RECORDS.

         (a) Each of the La Grange Entities (i) makes and keeps books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets and (ii) maintains systems of internal accounting controls sufficient to provide reasonable assurances that
(A) transactions are executed in accordance with management's general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management's general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

         (b) None of the La Grange Entities nor any La Grange Employee or agent of any of the La Grange Entities has made any payment of funds of any of the La Grange Entities or received or retained any funds in either case in violation of any law, rule or regulation, which payment, receipt or retention of funds is of a character which would be required to be disclosed in any reports which would be required to be filed by the La Grange Entities if the La Grange Entities were subject to the reporting requirements of the Exchange Act.

         4.23     INVESTMENT INTENT.

         (a) La Grange is acquiring the Common Units, Class D Units and Special Units to be acquired by it at the Closing for its own account for investment and not with a view to, or for sale or other disposition in connection with, any public distribution of all or any part thereof.

         (b) La Grange, by entering into this Agreement, (i) requests admission as a limited partner of Heritage MLP and agrees to comply with, and be bound by, and hereby executes, the Heritage MLP Partnership Agreement, (ii) represents and warrants that it has all right, power and authority and the capacity necessary to enter into the Heritage MLP Partnership Agreement, (iii) appoints Heritage GP (as general partner of Heritage MLP) and, if a Liquidator shall be appointed, the Liquidator of Heritage MLP as such La Grange's attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Heritage MLP Partnership Agreement and any amendment thereto, necessary or appropriate for its admission as an Additional Limited Partner and as a party to the Heritage MLP Partnership Agreement, (iv) gives the power of attorney provided for in the Heritage MLP Partnership Agreement and Heritage OLP Partnership Agreement and (v) makes the waivers and gives the consents and approvals contained in the Heritage MLP Partnership Agreement. Capitalized terms not defined

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

in this paragraph have the meanings assigned to such terms in the Heritage MLP Partnership Agreement.

         4.24     EMPLOYEE MATTERS.

         (a) Except as set forth on Schedule 4.24(a) and as contemplated by this Agreement, neither La Grange nor any of the La Grange Entities has violated any federal, state or local law relating to discrimination in the hiring, promotion or pay of employees nor any applicable wage or hour laws, nor any provisions of ERISA or the rules and regulations promulgated thereunder; neither La Grange nor any of the La Grange Entities has engaged in any unfair labor practice, which in each case would have a La Grange Material Adverse Effect; there is (i) no unfair labor practice complaint pending against La Grange or any of the La Grange Entities or, to the best knowledge of La Grange or the La Grange Entities, threatened against any of them, before the National Labor Relations Board or any state or local labor relations board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement pending against La Grange or any of the La Grange Entities or, to the best knowledge of La Grange or the La Grange Entities, threatened against any of them, (ii) no significant strike, labor dispute, slowdown or stoppage pending against La Grange or any of the La Grange Entities and (iii) except as described in Schedule 4.24(a), neither La Grange or any of the La Grange Entities has any obligation or liability under union pension plans or collective bargaining agreements related to the La Grange Employees or the La Grange Business that will be an obligation or liability of or binding on La Grange or any of the La Grange Entities after the Closing, except in the cases of clauses (i), (ii) and
(iii) such complaints, grievances, arbitration proceedings, strikes, labor disputes, slowdowns, stoppages or liabilities which if determined adversely to La Grange or any of the La Grange Entities, would not individually or in the aggregate result in a La Grange Material Adverse Effect.

         (b) As of Closing, except as set forth on Schedule 4.24(b) and as contemplated by this Agreement, there will be no employment agreements in excess of $75,000 per annum in salary not terminable upon convenience and without penalty upon less than 60 days notice and non-compete agreements to which any of the La Grange Entities is a party or by which any of such Persons is bound.
Schedule 4.24(c) sets forth a correct and complete list of all of the La Grange Employees, including name, title or position and date of hire.

         (c) The La Grange Employees set forth on Schedule 4.24(c) constitute all employees who are reasonably necessary to be employed for the operation of the La Grange Business as currently conducted.

         4.25 CONSENTS. Schedule 4.25 sets forth each of the consents, approvals, orders, authorizations and waivers of, and declarations, filings and registrations with, all third parties (including Governmental Authorities) that are necessary or required to permit the transactions contemplated by this Agreement and otherwise to consummate the transactions contemplated hereby (the "Consents"). Schedule 7.2(e) includes all of the Consents that, if not obtained and in full force and effect at the time of the Closing, could reasonably be expected to result in a La Grange Material Adverse Effect on the La Grange Business.

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

         4.26     CONDUCT OF THE LA GRANGE BUSINESS. Except as provided on
Schedule 4.26, since June 30, 2003, the La Grange Entities have not taken any actions that would be prohibited by the provisions of Section 5.2 if such actions had been taken after the date of this Agreement.

         4.27 DISCLOSURE. Neither this Agreement nor any Schedule or Exhibit hereto nor any other certificate or instrument delivered to the Heritage Entities by or on behalf of La Grange in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein not misleading.

         4.28     EMPLOYEE BENEFIT PLANS.

         (a) Schedule 4.28(a)(i) contains a true and complete list of all employee benefit plans (within the meaning of Section 3(3) of ERISA), and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which any of the La Grange Entities is a party, with respect to which any of the La Grange Entities has any liability or which are maintained, contributed to or sponsored by any of the La Grange Entities for the benefit of any current or former La Grange Employee, officer or director of any of the La Grange Entities (collectively, referred to herein as the "La Grange Plans"). Except as set forth in Schedule 4.28(a)(ii), none of the La Grange Entities has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or
(iii) to modify, change or terminate any La Grange Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

         (b) Except as set forth in Schedule 4.28(b), none of the La Grange Plans is a multiemployer plan, within the meaning of Section 3(37) or 4001(a)(3) of ERISA, or is a single employer pension plan, within the meaning of Section 4001(a)(15) of ERISA, for which any of the La Grange Entities could incur liability under Section 4063 or 4064 of ERISA. Except to the extent set forth in the La Grange Plans listed in Schedule 4.28(a)(i), none of the La Grange Plans
(i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates any La Grange Entity to pay separation, severance, termination or other benefits as a result of the transaction or (iii) obligates any La Grange Entity to make any payment or provide any benefit that could be subject to a tax under Section 4999 of the Code. Except as set forth in Schedule 4.28(b), none of the La Grange Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former La Grange Employee, officer or director of any La Grange Entity.

         (c)      Each La Grange Plan which is intended to be qualified under
Section 401 (a) or 401(k) of the Code is and has always been so qualified.

         (d) Except as set forth on Schedule 4.28(d), each La Grange Plan is now and always has been operated in all respects in accordance with the requirements of Applicable Law, including, without limitation, ERISA and the Code, and each La Grange Entity has performed all obligations required to be performed by it under such La Grange Plan, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any La Grange Plan. Except as set forth on Schedule 4.28(d), no La Grange Plan is subject to Title IV of ERISA or Section 412 of the Code.

         (e) With respect to each La Grange Plan, there are no prohibited transactions or breaches of fiduciary duties that could result in liability (directly or indirectly) for any La Grange Entity.

         (f) Except as set forth on Schedule 4.28(f), each La Grange Plan may be unilaterally terminated at any time by a La Grange Entity without material liability, other than for benefits accrued prior to such termination.

         (g) Except as set forth in Schedule 4.28(g), all contributions to, and payments from, each La Grange Plan that are required to be made in accordance with the terms of the La Grange Plan and Applicable Law have been timely made.

         4.29 FINDER'S FEES. Except as set forth on Schedule 4.29, none of the La Grange Entities, or any of their respective Affiliates, are obligated (directly or indirectly) under any agreement with any Person that would obligate the La Grange Entities, Heritage GP or any of the Heritage Entities to pay any commission, brokerage or "finder's fee" in connection with the transactions contemplated herein.

         4.30 REGULATION. Except as set forth on Schedule 4.30, none of the La Grange Entities is now, or after the consummation of the transactions contemplated by this Agreement and the Other Transaction Documents and application of the net proceeds thereof will be, (i) an "investment company" or a company "controlled by" an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or (ii) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" thereof, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         4.31 NO VIOLATION. None of the La Grange Entities is in (i) violation of its partnership agreement, certificate or articles of incorporation or bylaws or other organizational documents, or of any law, statute, ordinance, administrative or governmental rule or regulation applicable to it or of any decree of any Governmental Authority having jurisdiction over it or (ii) breach, default (or an event which, with notice or lapse of time or both, would constitute such a default) or violation in the performance of any obligation, agreement or condition contained in any bond, debenture, note or any other evidence of indebtedness or in any agreement, indenture, lease or other instrument to which it is a party or by which it or any of its properties may be bound, which breach, default or violation would, if continued, have a La Grange Material Adverse Effect. No third party to any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any of the La Grange Entities is a party or by which any of them is bound or to which any of their properties are subject, is in default under any such agreement, which breach, default or violation would, if continued, have a La Grange Material Adverse Effect.

         4.32 AGREEMENTS OF LA GRANGE AND THE LA GRANGE ENTITIES. Each of the Partnership Agreements of La Grange and the La Grange Partnerships, and the limited liability company agreements of each other La Grange Entity that is a limited liability company have been duly authorized, executed and delivered and is, and will be, a valid and legally binding agreement of such entity, enforceable in accordance with its terms, provided, however, that the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization moratorium and similar laws relating to or affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or of law).

                                    ARTICLE 5
                                   AGREEMENTS

         La Grange hereby covenants and agrees with each of the Heritage Parties to the effect set forth in Sections 5.1 to 5.3, 5.6 and 5.7. The Heritage Parties hereby covenant and agree with La Grange to the effect set forth in Sections 5.4, and 5.5, 5.6 and 5.7.

         5.1 CONDUCT AND PRESERVATION OF THE BUSINESS OF THE LA GRANGE ENTITIES. Except as expressly provided in this Agreement and the Other Transaction Documents, or except as listed in Schedule 5.1, La Grange shall cause the La Grange Entities to (a) conduct the La Grange Business substantially as it is being conducted on the date hereof (provided that this clause (a) shall not be violated to the extent that the La Grange Entities take any action not otherwise prohibited by Section 5.2); (b) use its commercially reasonable best efforts to preserve, maintain and protect the La Grange Business consistent with available resources; and (c) use its commercially reasonable best efforts to preserve intact the business organization of the La Grange Entities and the La Grange Business, consistent with its available resources, to keep available the services of the La Grange Employees and to maintain existing relationships with suppliers, contractors, distributors, customers and others having business relationships with the La Grange Entities or the La Grange Business.

         5.2 RESTRICTIONS ON CERTAIN ACTIONS OF THE LA GRANGE ENTITIES. Without limiting the generality of Section 5.2, except as listed in Schedule 5.2 and except as otherwise expressly contemplated by this Agreement and the Other Transaction Documents, from and after the date hereof and until the Closing Date, without the approval of Heritage MLP, none of the La Grange Entities, shall, with respect to the La Grange Entities, the La Grange Assets or the La Grange Business, or shall cause or permit any of the La Grange Entities to:

         (a) make any expenditures outside the ordinary course of business consistent with past practice which, individually or in the aggregate, exceed $1,000,000 other than expenditures (i) made in connection with a La Grange Permitted Acquisition or (ii) with respect for which La Grange shall be reimbursed under Section 2.4.

         (b) make any material change in the ongoing operations of the La Grange Business except to the extent resulting from any La Grange Permitted Acquisition;

         (c) create, incur, guarantee or assume any indebtedness for borrowed money outside the ordinary course of business;

         (d) mortgage or pledge any of the La Grange Assets or La Grange Interests or create or suffer to exist any Encumbrance thereupon, other than Permitted Encumbrances;

         (e) sell, lease, transfer or otherwise dispose of, directly or indirectly, any of the La Grange Assets, except in the ordinary course of business consistent with past practice, or sell, lease, transfer, or otherwise dispose of any fixed assets, whether or not in the ordinary course of business, which have a value, individually, in excess of $100,000, or in the aggregate, in excess of $1,000,000;

         (f) amend, modify or change any existing lease or Contract relating to the La Grange Assets, other than in the ordinary course of the business consistent with past practice;

         (g) waive, release, grant or transfer any rights of value relating to the La Grange Assets, La Grange Interests or La Grange Business, other than in the ordinary course of the business consistent with past practice;

         (h) except in the ordinary course of business, hire any new employees or recall any laid-off employees;

         (i) delay payment of any account payable or other liability relating to the La Grange Business beyond the later of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice, unless such delay is due to a good faith dispute as to liability or amount;

         (j) permit any current insurance or reinsurance or continuation coverage to lapse if such policy insures risks, contingencies or liabilities (including product liability) related to the La Grange Business;

         (k) except as set forth in this Section 5.2, take any action which would make any of the representations or warranties of La Grange untrue as of any time from the date of this Agreement to the date of the Closing, or would result in any of the conditions set forth in this Agreement not being satisfied;

         (l) agree in writing or otherwise take, any of the actions described in this Section 5.2;

         (m) merge into or with or consolidate with any other corporation or acquire all or substantially all of the business or assets of any corporation or other Person, other than with a La Grange Entity or in connection with any La Grange Permitted Acquisition;

         (n) take any action or enter into any commitment with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization, or other winding up of the Business;

         (o) create any employee benefit plans (within the meaning of Section 3(3) of ERISA) or any other employee benefit plan or program not subject to ERISA, except as required by law;

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

         (p) enter into or take any action in connection with hedges, trades or swaps of any commodity or financial instrument, except to the extent consistent with the provisions of the Energy Transfer Risk Management Policy;

         (q) declare, set aside or pay any dividend or make any other distribution to their partners, owners or members whether or not upon or in respect of any La Grange Interest except as expressly authorized by this Agreement; or

         (r) redeem or otherwise acquire any La Grange Interest or issue any La Grange Interest or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any La Grange Interest, or otherwise authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any La Grange Interest or any other securities or equity equivalents or amend any of the terms of any such securities or agreements.

         5.3 SERVICES OF LA GRANGE EMPLOYEES. Between the date hereof and the Closing, La Grange shall use its commercially reasonable best efforts to keep available the services of the La Grange Employees, and shall not, except in accordance with past practice and existing business policy, terminate any such La Grange Employees.

         5.4 CONDUCT AND PRESERVATION OF THE HERITAGE BUSINESS. Except as expressly provided in this Agreement and the Other Transaction Documents or except as listed in Schedule 5.4, the Heritage Parties shall cause the Heritage Entities to (a) conduct the Heritage Business substantially as it is being conducted on the date hereof (provided that this clause (a) shall not be violated to the extent that the Heritage Entities take any action not otherwise prohibited by Section 5.5); (b) use their commercially reasonable best efforts to preserve, maintain and protect the assets of the Heritage Entities and Heritage Business consistent with available resources; and (c) use their commercially reasonable best efforts to cause the Heritage Entities to preserve intact the business organization of the Heritage Entities and the Heritage Business, consistent with its available resources, to keep available the services of the Heritage Employees and to maintain existing relationships with suppliers, contractors, distributors, customers and others having business relationships with the Heritage Entities or the Heritage Business.

         5.5 RESTRICTIONS ON CERTAIN ACTIONS OF THE HERITAGE PARTIES AND HERITAGE GP. Without limiting the generality of Section 5.4, except as listed in
Schedule 5.5 and except as otherwise expressly contemplated by this Agreement and the Other Transaction Documents, from and after the date hereof and until the Closing Date, without the approval of La Grange:

         (a) Except as set forth on Schedule 5.5, neither of the Heritage Parties nor Heritage GP shall agree to sell, transfer or otherwise dispose, or grant or agree to grant an option to purchase, sell, transfer, or otherwise dispose of any securities of any of the Heritage Entities other than in connection with (i) any Heritage Plan, (ii) any employee benefit plan or other employee arrangement adopted by any of the Heritage Entities prior to the date of this Agreement; (iii) any Heritage Permitted Acquisition, (iv) the issuance of Common Units as contemplated by this Agreement; and (v) the issuance and/or sale of Common Units under an effective registration statement.

         (b) Except as set forth on Schedule 5.5, neither the Heritage Parties nor Heritage GP shall, or shall cause or permit any of the Heritage Entities to:

                  (i) make any expenditures outside the ordinary course of business consistent with past practice which, individually or in the aggregate, exceed $1,000,000 other than (A) expenditures contemplated by the annual budget adopted by the Heritage Entities for the year ending August 31, 2002 or, if applicable, August 31, 2003, and (B) expenditures made in connection with any Heritage Permitted Acquisition;

                  (ii) make any material change in the ongoing operations of the Heritage Business except to the extent resulting from any Heritage Permitted Acquisition;

                  (iii) create, incur, guarantee or assume any indebtedness for borrowed money outside the ordinary course of business other than indebtedness permitted under credit facilities of the Heritage Entities and indebtedness incurred under any new credit facilities entered into by the Heritage Entities to finance the cash portion of the Purchase Price;

                  (iv) mortgage or pledge any of the securities or assets of any of the Heritage Entities or create or suffer to exist any Encumbrance thereupon, other than (A) Permitted Encumbrances, (B) Encumbrances created pursuant to loan documentation permitted under the existing credit facilities of the Heritage Entities and (C) Encumbrances created pursuant to loan documentation relating to any new credit facilities entered into by the Heritage Parties to finance the cash portion of the Purchase Price;

                  (v) sell, lease, transfer or otherwise dispose of, directly or indirectly, any assets, except in the ordinary course of business consistent with past practice, or sell, lease, transfer, or otherwise dispose of any fixed assets which have a value, individually, in excess of $50,000 or, in the aggregate, in excess of $1,000,000; provided however, that any of the Heritage Entities may sell excess real property listed on Heritage's surplus property list or real property that does not generate EBITDA;

                  (vi) amend, modify or change any existing lease or contract, other than in the ordinary course of the business consistent with past practice;

                  (vii) waive, release, grant or transfer any rights of value relating to the Heritage Assets or the Heritage Business, other than in the ordinary course of business consistent with past practice;

                  (viii) hire or promote from within any executive employees or, except in the ordinary course of business, hire any new employees or recall any laid off employees;

                  (ix) delay payment of any account payable or other liability relating to the Heritage Business beyond the later of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice, unless such delay is due to a good faith dispute as to liability or amount;

                  (x) permit any current insurance or reinsurance or continuation coverage to lapse if such policy insures risks, contingencies or liabilities (including product liability) related to the Heritage Business other than in connection with any advance renewal or replacement of an existing insurance policy;

                  (xi) except as set forth in this Section 5.5, take any action which would make any of the representations or warranties of any of the Heritage Parties untrue as of any time from the date of this Agreement to the date of the Closing, or would result in any of the conditions set forth in this Agreement not being satisfied;

                  (xii) agree in writing or otherwise take any of the actions described in this Section 5.5.

                  (xiii) merge into or with or consolidate with any other corporation or acquire all or substantially all of the business or assets of any corporation or other Person other than in connection with any Heritage Permitted Acquisition;

                  (xiv) purchase any securities of any corporation or other Person other than in connection with any Heritage Permitted Acquisition;

                  (xv) take any action or enter into any commitment with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization, or other winding up of the Business;

                  (xvi) declare any distribution or dividend of cash, property or securities, other than (A) regular quarterly cash distributions by Heritage MLP of Available Cash at a rate that is not in excess of $0.65 per Common Unit (with a proportionate distribution to Heritage GP in respect of its general partner interests in Heritage MLP and Heritage OLP) and (B) distributions in respect of the Incentive Distribution Rights; or

                  (xvii) enter into or take any action in connection with hedges, trades or swaps of any commodity, except in accordance with the Heritage Hedging Policy.

         5.6 CONSENT TO ELECTIONS. The Parties hereto agree and acknowledge that each of the La Grange Entities entitled to make an election under Section 754 of the Code shall make such election, and each Party shall take such steps as are necessary or required to make such election by each of the La Grange Entities. The Parties also agree that the Heritage MLP (and its subsidiary entities) will elect to use the remedial method under Treasury Reg. Section 1.704-3(d) with respect to all assets contributed to the Heritage MLP by La Grange, including any goodwill.

         5.7 TAX REPORTING. The Parties hereto agree, to the extent allowable, to report the contribution to Heritage MLP by La Grange of the La Grange Interests as a non-taxable contribution under Section 721 of the Code.

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

                                    ARTICLE 6
                              ADDITIONAL AGREEMENTS

         The Parties hereby covenant and agree as follows:

         6.1      ACCESS TO INFORMATION, CONFIDENTIALITY.

         (a) Between the date hereof and the Closing, La Grange shall cause the La Grange Entities to (i) give each of the Heritage Parties and their respective authorized representatives reasonable access to all La Grange Employees and all facilities and all books and records relating to the La Grange Entities, (ii) permit each of the Heritage Parties and their respective authorized representatives to make such inspections of the La Grange Assets as they may reasonably require to verify the accuracy of any representation or warranty contained in Article 4 and (iii) shall furnish each of the Heritage Parties and their respective authorized representatives with such financial and operating data and other information with respect to the La Grange Entities as any such Party may from time to time reasonably request; provided, however, that La Grange shall have the right to have a representative present at all times of any such inspections or examinations conducted at the offices or other facilities of the La Grange Entities.

         (b) Between the date hereof and the Closing, the Heritage Parties shall (i) give La Grange and its respective authorized representatives reasonable access to all Heritage Employees and all facilities and all books and records relating to the Heritage Entities, (ii) permit La Grange and its respective authorized representatives to make such inspections of the Heritage Assets as they may reasonably require to verify the accuracy of any representation or warranty contained in Article 3 and (iii) shall furnish La Grange and its respective authorized representatives with such financial and operating data and other information with respect to the Heritage Entities as La Grange may from time to time reasonably request; provided, however, that the Heritage Parties shall have the right to have a representative present at all times of any such inspections or examinations conducted at the offices or other facilities of the Heritage Entities.

         6.2      AUTHORIZATIONS AND CONSENTS.

         (a) Each Party hereto shall take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and shall use all commercially reasonable best efforts to obtain, as promptly as practicable,
(i) all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for such party's execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Other Transaction Documents, and (ii) all approvals and consents (including those approvals, consents and authorizations specified in Schedule
3.25 (with respect to the Heritage Parties) and Schedule 4.25) (with respect to La Grange) required under all Contracts to which the La Grange Entities or the Heritage Entities is a party to consummate the transactions contemplated hereby. Each Party will cooperate fully (including by providing all information the other Party reasonably requests) with the other Parties in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each Party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as soon as reasonably practicable after the date hereof, but in no event later than five (5) business days following the execution of this Agreement, use their commercially reasonable efforts to cause the waiting period under the HSR Act to expire as quickly as possible and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. Notwithstanding the foregoing, no Party shall have any obligation to dispose of, hold separate or otherwise restrict its enjoyment of any of their assets or properties.

         (b) Each Party hereto shall promptly inform the other Parties of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement. If any Party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated hereby, then such Party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

         6.3 PUBLIC ANNOUNCEMENTS. The Heritage Parties and La Grange will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated by this Agreement and the Other Transaction Documents, and none of the Parties to this Agreement shall, and La Grange shall cause the La Grange Entities not to, issue any such press release or make any such public statement, in the case of any press release or public statement by any of the Heritage Parties, without the advance approval of La Grange following such consultation (such approval not to be unreasonably withheld or delayed) and, in the case of La Grange or the La Grange Entities, without the advance approval of Heritage MLP following such consultation (such approval not to be unreasonably withheld or delayed), except as may be required by Applicable Law, court process or by the requirements of any securities exchange.

         6.4 ACCESS TO RECORDS AFTER CLOSING. For a period of six years from and after the Closing Date, La Grange and its Affiliates and representatives shall have reasonable access to inspect and copy all books and records relating to the La Grange Entities to the extent that such access may reasonably be required in connection with matters relating to or affected by the operation of the La Grange Business prior to the Closing Date. The Heritage Parties shall afford such access upon receipt of reasonable advance notice and during normal business hours. If the Heritage Parties desire to dispose of any of such books and records prior to the expiration of such period, the Heritage Parties shall, prior to such disposition, give La Grange and its representatives a reasonable opportunity, at their expense, to segregate and remove such books and records as they may select. La Grange shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 6.4.

         6.5 FEES AND EXPENSES. Except as otherwise expressly provided in this Agreement, La Grange shall pay the fees and expenses of La Grange and the La Grange Entities, and the Heritage Parties shall pay the fees and expenses of the Heritage Entities, incurred in connection with the negotiation, execution and delivery of this Agreement and the transactions contemplated hereby, whether or not the Closing shall have occurred.

         6.6 TAXES; OTHER CHARGES. All sales, use, registration, stamp, property transfer, transfer and similar Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne by the person upon whom such Tax is imposed by Applicable Law. Each Party agrees to cooperate in the filing of all necessary documentation and returns with respect to all such Taxes.

         6.7      EMPLOYMENT MATTERS.

         (a) Heritage Plans. The Heritage Parties shall include the La Grange Entities as "participating Employers" in the Heritage Plans described in
Schedule 3.28(a)(i), and all La Grange Employees shall be eligible to participate in the Heritage Plans or similar plans as of the Closing Date, pursuant to the terms of those plans, and (i) with respect to each "welfare plan," as defined in Section 3(1) of ERISA, any waiting period for eligibility shall be waived for each La Grange Employee provided such La Grange Employee was covered under a similar La Grange Plan on the Closing Date; and (ii) with respect to each "pension plan," as defined in Section 3(2)(A) of ERISA, and to the extent allowed by law, La Grange Employees shall receive credit for prior service with the La Grange Entities for purposes of eligibility and vesting, and the plan shall accept eligible rollover distributions and loans pursuant to the terms of the plan from any La Grange "pension plan."

         (b) La Grange Plans. All La Grange Plans described in Schedule 4.28(a)(i) shall be terminated preceding the Closing Date, and (i) with respect to each "group health care plan," which must comply with Section 4980B of the code and Sections 601 through 608 of ERISA, the Heritage Plans, as applicable, shall make COBRA continuation coverage available to qualified beneficiaries whose qualifying event occurred before the Closing Date; and (ii) with respect to each "employee pension benefit plan," all contributions (including the La Grange Entities' contributions and Employee salary redirection contributions) shall have been paid or accrued for any period ending on or before the Closing Date, resolutions shall have been adopted before the Closing Date, terminating each "employee pension benefit plan" with a termination date which precedes the Closing Date, all La Grange Employees shall have been 100% vested, and the distribution process, with regard to such La Grange Employees, shall begin pursuant to the terms of such plan.

         (c) Other Employment Matters. Except for accrued vacation time, no other La Grange Employee-related liability or La Grange Plan liability, including, without limitation, any liability under COBRA (except as set forth in subsection (b) above), ERISA, or the Code is being assumed by the Heritage Parties.

         6.8 AMENDMENT OF SCHEDULES. The Heritage Parties and La Grange will, promptly upon becoming aware of any fact, matter, circumstance or event, which fact, matter, circumstance or event arose either (i) on or prior to the date hereof (a "Pre-Signing Event") or (ii) after the date hereof but prior to the Closing (a "Post-Signing Event"), in any case, requiring supplementation or amendment of the schedules provided by the Heritage Parties or La Grange attached hereto, supplement or amend such schedules to this Agreement to reflect any fact, matter, circumstance or event, which, if existing, occurring or known on the date of this Agreement, would have been required to be set forth or described in such schedules which were or have been rendered inaccurate thereby. All supplements and amendments to the schedules provided by Heritage Parties or La Grange are provided for the information of the Parties only and no such supplement or amendment to the schedules shall (i) amend or supplement the representations and warranties (and corresponding schedules) made as of the date hereof or (ii) have any effect for the purpose of determining (A) satisfaction of the conditions set forth in Article 6.8 hereof or (B) compliance by the Heritage Parties and La Grange with their respective covenants and agreements set forth herein.

         6.9 ACTIONS BY PARTIES. Each Party agrees to use commercially reasonable best efforts to satisfy the conditions to Closing set forth in
Article 7 and to use its commercially reasonable best efforts to refrain from taking any action within its control that would cause a breach of a representation, warranty, covenant or agreement set forth in this Agreement.

         6.10 VOTE OF COMMON UNITS. Heritage GP shall use Commercially Reasonable Best Efforts to cause its officers and directors to vote all of their respective Common Units at each meeting or other vote of holders of the Common Units of Heritage MLP, with respect thereto, for approval of the conversion of the Class D Units.

         6.11 LISTING. Heritage MLP shall use Commercially Reasonable Best Efforts to list the Common Units to be issued to La Grange pursuant to this Agreement on the New York Stock Exchange, prior to the Closing Date, subject to official notice of issuance.

         6.12 FINANCIAL STATEMENTS. La Grange will provide to Heritage MLP an unaudited balance sheet dated as of September 30, 2003 of ETC OLP and its subsidiaries within five days of the receipt of such unaudited balance sheet and no later than the Closing. La Grange shall provide such other audited and unaudited financial statements as may be required to be filed by Heritage MLP in accordance with the Exchange Act and the Securities Act, and at such times as may be required by Heritage MLP in order to make timely filings in compliance thereunder.

         6.13 ADDITIONAL COOPERATION. The Parties agree to cooperate and assist in the filing of proxy solicitation materials relating to matters contemplated hereby requiring a vote of the holders of the outstanding Common Units of Heritage MLP.

         6.14 CONFIDENTIALITY AND TAX SHELTER REGULATIONS. Except as reasonably necessary to comply with applicable securities laws and notwithstanding anything in this Agreement to the contrary (including the confidentiality provisions set forth in Section 6.1) or in any other agreement to which a Party hereto is bound, the Parties hereto (and each employee, representative, or other agent of any of the Parties) are expressly authorized to disclose to any and all persons, without limitation of any kind, the U.S. federal income "tax treatment" and "tax structure" (as those terms are defined in Treas. Reg. Sections 1.6011-4(c)(8) and (9), respectively) of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such parties relating to such "tax treatment" and "tax structure" of the transactions contemplated by this Agreement. For these purposes, "tax structure" is limited to facts relevant to the U.S. federal income tax treatment of the transaction described herein.

         6.15     PERMITTED ACTIONS. Notwithstanding the provisions of Section
5.5 above, the Heritage Parties and the Heritage GP (but only with respect to the Heritage Parties) shall be entitled to take any action otherwise prohibited by Section 5.5 in response to any third party inquiry, contact or proposal received by them if (a) the Special Committee shall have determined, in its good faith judgment, that any such otherwise prohibited action may lead to the

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

negotiation and consummation of a sale or other transaction involving the assets, business or securities of the Heritage Parties or any other transaction similar to the transactions contemplated by this Agreement (collectively, a "Possible Alternative") that in the opinion of the Special Committee may be more beneficial than the transactions contemplated by this Agreement, taken as a whole, to the holders of the Common Units (a "Superior Transaction") and (b) the Special Committee shall have determined, after consultation with and based on the advice of its legal counsel, that the failure to take such action would be inconsistent with the Heritage GP's Board of Directors' fiduciary duties to holders of the Common Units under applicable law; provided, that none of the Heritage GP (but only with respect to the Heritage Parties) or the Heritage Parties may execute a binding agreement to effect a Superior Transaction unless this Agreement has first been terminated as provided in Section 8.1. The Heritage GP (but only with respect to the Heritage Parties) and the Heritage Parties agree that each of them will notify La Grange immediately if any inquiry, contact or proposal is received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of their representatives, and thereafter shall keep La Grange informed, on a current basis, on the status of any such inquiry, contact or proposal and the status of any such negotiations or discussions.

                                    ARTICLE 7
                    CONDITIONS TO OBLIGATIONS OF THE PARTIES

         7.1      CONDITIONS TO CLOSING OF LA GRANGE.

The obligations of La Grange to consummate the transactions contemplated by this Agreement at the Closing shall be subject to the fulfillment by each of the Heritage Parties on or prior to the Closing Date of each of the following conditions:

         (a) Representations and Warranties True. All the representations and warranties of the Heritage Parties contained in this Agreement, and in any agreement, instrument or document delivered by any of the Heritage Parties pursuant to this Agreement on or prior to the Closing Date shall be true and correct, individually and in the aggregate, in all material respects (other than any representation or warranty that is qualified by materiality or a Heritage Material Adverse Effect, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date.

         (b) Covenants and Agreements Performed. Each of the Heritage Parties shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by it, including, but not limited to, the consummation of the transactions required to be completed pursuant to Section 2.2.

         (c) Certificates. La Grange shall have received a certificate from each of the Heritage Parties, in substantially the form set forth in Exhibit 7.1(c), dated the Closing Date, representing and certifying that the conditions set forth in Sections 7.1(a) and 7.1(b) have been fulfilled and a certificate as to the incumbency of the officers executing this Agreement on behalf of the Heritage Parties.

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

         (d) Legal Proceedings. No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Authority, and no statute, rule, regulation or executive order promulgated or enacted by a Governmental Authority, shall be in effect that restrains, enjoins, prohibits or otherwise makes illegal the consummation of the transactions contemplated hereby. No Proceeding before a Governmental Authority shall be pending (A) seeking to restrain or prohibit the consummation of the transactions contemplated hereby or (B) that could reasonably be expected, if adversely determined, to impose any material limitation on the ability of La Grange to convey the La Grange Assets or to receive full payment therefore.

         (e) Consents. All Consents set forth on Schedule 7.1(e) shall have been obtained or made and shall be in full force and effect as to the Heritage Parties at the time of the Closing, and with respect to any such Consent related to any amendment of any credit agreement or similar document, such Consent shall have been given (and any such amendment shall have been made) on terms that are reasonably acceptable to La Grange, which acceptance shall not be unreasonably withheld, conditioned or delayed.

         (f) No Heritage Material Adverse Effect. Since the date of this Agreement, there shall not have been any event or condition having a Heritage Material Adverse Effect.

         (g) Deliveries. The Heritage Parties shall have delivered the Equity Consideration and shall have delivered to an account designated by La Grange the Cash Consideration and the Capital Expenditures Payment.

         (h) Acquisition Agreement; HHI Purchase Agreement. The Acquisition Agreement and the HHI Purchase Agreement shall have been executed and delivered by the parties thereto and all conditions to closing therein (other than the closing of the transactions pursuant to this Agreement) shall have been satisfied or waived.

         (i) HSR Waiting Period. If applicable, the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated without any adverse condition attached thereto.

         (j) Amendment to Heritage MLP Partnership Agreement. Amendment No. 5 to the MLP Partnership Agreement and Amendment No. 3 to the OLP Partnership Agreement shall have been duly executed and adopted and shall be in full force and effect.

         (k) Listing. The Common Units issuable to La Grange pursuant to this Agreement shall have been approved for listing on the New York Stock Exchange subject to official notice of issuance.

         (l) Legal Opinion. La Grange shall have received the written opinion from Doerner, Saunders, Daniel & Anderson, L.L.P. in a reasonable and customary form to be agreed to by the Parties.

         (m) Equity Financing. Heritage MLP shall have completed, or shall complete contemporaneously with the Closing, a public offering of Common Units with minimum net proceeds to Heritage MLP of $250 million, on terms and conditions mutually agreeable to Heritage MLP and La Grange (the "Equity Financing").

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

         (n) Debt Financing. Heritage MLP shall have completed, or shall complete contemporaneously with the Closing, a public debt offering or private debt placement with minimum net proceeds to Heritage OLP of $300 million, on terms and conditions mutually agreeable to the Heritage Parties and La Grange (the "Debt Financing").

         (o) Waiver of Prepayment Premiums. The Heritage Parties shall have obtained waivers or amendments under their existing debt facilities which would serve to avoid the triggering of any debt prepayment premiums for which the Heritage Parties may be obligated to pay as a result of the transactions contemplated by this Agreement or the Acquisition Agreement, on terms and conditions mutually agreeable to the Heritage Parties and La Grange (the "Prepayment Waivers").

         7.2      CONDITIONS TO CLOSING OF THE HERITAGE PARTIES.

The obligations of each of the Heritage Parties to consummate the transactions contemplated by this Agreement at the Closing shall be subject to the fulfillment by La Grange on or prior to the Closing Date of each of the following conditions:

         (a) Representations and Warranties True. All the representations and warranties of La Grange contained in this Agreement, and in any agreement, instrument or document delivered by La Grange pursuant to this Agreement on or prior to the Closing Date shall be true and correct, individually and in the aggregate, in all material respects (other than any representation or warranty that is qualified by materiality or a La Grange Material Adverse Effect, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date.

         (b) Covenants and Agreements Performed. La Grange shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by them, including, but not limited to, the consummation of the transactions required to be completed pursuant to Section 2.2(b). In addition, La Grange shall have performed and complied with all the covenants set forth in Sections 6.12 and 6.13.

         (c) Certificates. The Heritage Parties shall have received a certificate from La Grange, in substantially the form set forth in Exhibit 7.2(c), executed by La Grange, dated the Closing Date, representing and certifying that the conditions set forth in Sections 7.2(a) and 7.2(b) have been fulfilled and a certificate as to the incumbency of any officer executing this Agreement on behalf of La Grange.

         (d) Legal Proceedings. No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Authority, and no statute, rule, regulation or executive order promulgated or enacted by a Governmental Authority, shall be in effect (i) that restrains, enjoins, prohibits or otherwise makes illegal the consummation of the transactions contemplated hereby or (ii) that would impose any material limitation on the ability of Heritage MLP effectively to exercise full rights of ownership of the La Grange Interests and La Grange Assets to be acquired by Heritage MLP under this Agreement. No Proceeding before a Governmental Authority shall be pending
(A) seeking to restrain or prohibit the consummation of the transactions contemplated hereby or (B) that could reasonably be expected, if adversely

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

determined, to impose any material limitation on the ability of Heritage MLP effectively to exercise full rights of ownership of the La Grange Interests and La Grange Assets to be acquired by Heritage MLP under this Agreement.

         (e) Consents. All Consents set forth on Schedule 7.2(e) shall have been obtained or made and shall be in full force and effect as to La Grange or the La Grange Entities at the time of the Closing.

         (f) No La Grange Material Adverse Effect. Since the date of this Agreement, there shall not have been any event or condition having a La Grange Material Adverse Effect.

         (g) Deliveries. La Grange shall have delivered the certificates representing all of the outstanding La Grange Shares, duly endorsed in blank or accompanied by transfer powers[, or if any of such La Grange Interests are uncertificated, such other assigment and conveyance documents as are reasonably acceptable to the Parties].

         (h) Acquisition Agreement; HHI Purchase Agreement. The Acquisition Agreement and the HHI Purchase Agreement shall have been executed and delivered by the parties thereto and all conditions to closing therein (other than the closing of the transactions pursuant to this Agreement) shall have been satisfied or waived.

         (i) HSR Waiting Period. If applicable, the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated without any adverse condition attached thereto.

         (j) Application for Issuance - Common Units. At the Closing, La Grange will deliver the Application for Issuance of Common Units, substantially in the form attached as Exhibit 7.2(j).

         (k) Legal Opinion. The Heritage Entities shall have received the written opinion from Thompson & Knight, L.L.P. and such other written opinions of counsel as may be required, each such opinion to be in a reasonable and customary form to be agreed to by the Parties.

         (l) Administrative Management Contract. The General and Administrative Services, Reimbursement and Indemnification Agreement among La Grange and ET GP, LLC shall have been terminated or amended to provide that any fees payable under said agreement are not payable or reimbursable by Heritage MLP.

         (m) Voting and Transfer Rights Agreement. The Voting and Transfer Rights Agreement dated as of October 1, 2002, among La Grange and the Co-Investors named therein shall have been terminated or amended to provide that
Section 7 thereof shall not be applicable to the subsidiaries of La Grange that become subsidiaries of Heritage MLP in connection with the transactions contemplated by this Agreement.

         (n) Non-Compete Agreement. The Non-Compete Agreement, in substantially the form attached as Exhibit 1.1, shall have been executed by the Restricted Parties, as defined therein.

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

                                    ARTICLE 8
                        TERMINATION, AMENDMENT AND WAIVER

         8.1      TERMINATION.

         This Agreement may be terminated and the transactions contemplated hereby abandoned by written notice at any time prior to the Closing in any of the following manners:

         (a) by any Party concurrently with any permitted termination of the Acquisition Agreement;

         (b)      by written consent of each of the Parties;

         (c) by any Party if the Closing has not occurred on or before February 15, 2004, unless such failure to close resulted from a breach of this Agreement by the Party or its Affiliate seeking to terminate this Agreement pursuant to this Section 8.1(c);

         (d) by any Party if (i) there is any statute, rule or regulation that makes consummation of the transactions contemplated hereby or the operation of the La Grange Business or Heritage Business illegal or otherwise prohibited or (ii) a Governmental Authority (A) has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and nonappealable or (B) has made any order, decree, ruling or other action consenting to or approving consummation of the transactions contemplated hereby contingent or conditional in any manner that has a Heritage Material Adverse Effect or a La Grange Material Adverse Effect;

         (e) by any Party, if there has been any violation or breach by any other Party (other than an Affiliate or related party of the first party) of any representation, warranty, covenant or agreement contained in this Agreement that has rendered impossible the satisfaction of any condition to the obligations of such other Party set forth in Section 7.1 or Section 7.2 and such violation or breach has neither been cured within 30 days after notice by such first Party to the other Party nor waived by the first Party;

         (f) by any Party, if any other event shall occur that shall render the satisfaction of any such condition to the obligations of any other Party (other than an Affiliate or related party of the first party) impossible and such condition has not been waived by the other Parties;

         (g) by La Grange, if any material amendment is made by the Heritage Parties in accordance with Section 6.8;

         (h) by the Heritage Parties, if any material amendment is made by La Grange in accordance with Section 6.8;

         (i) by La Grange, if the Average Market Value is less than $29.50, or by Heritage MLP, if the Average Market Value is greater than $38.50;

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

         (j) by La Grange, if the general partner of La Grange reasonably determines at any time after January 10, 2004 that it is not possible for the Heritage Parties to fulfill any of the conditions described in Sections 7.1(m), 7.1(n) or 7.1(o) on or before the Closing Date on terms and conditions reasonably acceptable to La Grange; and

         (k) by the Heritage Parties acting through the Special Committee, if the Special Committee determines that a possible alternative would constitute a Superior Transaction.

         8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 8.1 by any Party, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made. Except as provided in Section 8.5 of this Agreement, in the event of termination of this Agreement for any reason, this Agreement and the Acquisition Agreement shall become void and have no effect, except that the agreements contained in this Section 8.2 and Section 8.5 and in
Section 6.5 and Article 10 shall survive the termination hereof. Nothing contained in this Section 8.2 shall relieve any Party from liability for any willful breach of this Agreement. In the event of termination, each of the Parties shall be responsible for its own expenses and costs.

         8.3 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

         8.4 WAIVER. Any Party may, on behalf of itself only and not on behalf of any other Party, (a) waive any inaccuracies in the representations and warranties of any other Party (other than an Affiliate or related party of the first party) contained herein or in any document, certificate or writing delivered pursuant hereto, (b) waive compliance by any other Party (other than an Affiliate or related party of the first party) with any of its agreements contained herein and (c) waive fulfillment of any conditions to its obligations contained herein. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         8.5 PAYMENT UPON CERTAIN TERMINATION. If this Agreement is terminated by the Heritage Parties pursuant to Section 8.1(k), Heritage MLP shall pay to La Grange a termination fee of $30 million in cash (the "Termination Fee"), within one (1) business day after such termination. If Heritage MLP fails to promptly pay to La Grange the Termination Fee, Heritage MLP shall pay the costs and expenses (including reasonably documented legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of Oklahoma, National Association from the date such fee was required to be paid. Any payment required to be made pursuant to this Section 8.5 shall be made by wire transfer of immediately available funds to an account designated by La Grange in writing to Heritage MLP.

                                    ARTICLE 9
                           SURVIVAL OF REPRESENTATIONS

         9.1      INDEMNIFICATION OBLIGATIONS OF LA GRANGE.

         (a) La Grange shall indemnify each of the Heritage Parties and any of their owners, partners, officers, agents and their respective Affiliates and controlling Persons (the "Heritage Indemnified Parties"), as the case may be, and hold such Persons harmless against and in respect of, any and all Losses arising out of, based upon or resulting from:

                  (i) the breach of any representation or warranty of La Grange contained in or made pursuant to this Agreement (other than breaches and warranties set forth in Section 4.2, Section 4.3, Section 4.7, Section 4.19, and Section 4.23);

                  (ii) the breach of any representation or warranty of La Grange contained in or made pursuant to Section 4.19 [Environmental Matters], and Section 4.23 [Investment Intent];

                  (iii) the breach of any representation or warranty of La Grange contained in or made pursuant to Section 4.2 [Capitalization of the La Grange Entities], Section 4.3 [Authority and Binding Agreement], and Section 4.7 [Title to La Grange Assets],; and

                  (iv) the breach by La Grange or the failure by La Grange to observe or perform in any material respect, any of their covenants or agreements contained in Section 5.6, Section 5.7, Section 6.4,
         Section 6.5, Section 6.6, Section 6,10, Section 6.12, Section 6.13,
         Section 6.14 or Article 10 of this Agreement.

         (b) Notwithstanding the foregoing, La Grange will not have any obligation to indemnify any of the Heritage Parties or their Affiliates for Losses under Section 9.1(a)(i) or Section 9.1(a)(ii) unless and until the aggregate amount of all such Losses under Section 9.1(a)(i) or Section 9.1(a)(ii) exceeds $500,000 (regardless of whether, in the case of third party actions, suits or proceedings with respect to any of the foregoing, La Grange may have a meritorious defense), at and after which time La Grange shall be liable for all Losses in excess of $500,000 and which do not in the aggregate exceed $10,000,000; provided however, that any liabilities for which accruals have been made by La Grange on the La Grange Financial Statement shall be excluded in determining whether losses exceed $500,000. The rights and remedies of the Heritage Parties based upon, arising out of or otherwise in respect of any clause of this Section 9.1 or any representation, warranty or covenant in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any such claim is based may also be the subject matter of any representation, warranty or covenant in this Agreement that would not give rise to any rights or remedies of the Heritage Parties.

         9.2      INDEMNIFICATION OBLIGATIONS OF THE HERITAGE PARTIES.

         (a) The Heritage Parties shall, jointly and severally, indemnify La Grange and any of its owners, partners, officers, agents and their respective Affiliates and controlling Persons (the "La Grange Indemnified Parties"), as the case may be, and hold such Persons harmless against and in respect of any and all Losses arising out of, based upon or resulting from:

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                  (i)      the breach of any representation or warranty of the
         Heritage Parties contained in or made pursuant to this Agreement (other than breaches and warranties set forth in Section 3.2, Section 3.3,
         Section 3.7, and Section 3.19);

                  (ii) the breach of any representation or warranty of the Heritage Parties contained in or made pursuant to Section 3.19 [Environmental Matters];

                  (iii) the breach of any representations or warranty of the Heritage Parties contained in or made pursuant to Section 3.2 [Capitalization of the Heritage Entities], Section 3.3 [Authority and Binding Agreement], Section 3.7 [Title to Heritage Assets], and

                  (iv) the breach by the Heritage Parties or the failure by the Heritage Parties to observe or perform in any material respect, any of its covenants or agreements contained in Section 5.6, Section 5.7,
         Section 6.4, Section 6.5, Section 6.6, Section 6,10, Section 6.12,
         Section 6.13, Section 6.14 or Article 10 of this Agreement.

         (b) Notwithstanding the foregoing, the Heritage Parties will not have any obligation to indemnify La Grange or its Affiliates for Losses under
Section 9.2(a)(i) or Section 9.2(a)(ii) unless and until the aggregate amount of all such Losses under Section 9.2(a)(i) or Section 9.2(a)(ii) exceeds $500,000 (regardless of whether, in the case of third party actions, suits or proceedings with respect to any of the foregoing, the Heritage Parties may have a meritorious defense), at and after which time the Heritage Parties shall be liable for all Losses in excess of $500,000 and which do not in the aggregate exceed $10,000,000; provided however, that any liabilities for which accruals have been made by the Heritage Parties on the Heritage Financial Statements shall be excluded in determining whether losses exceed $500,000. The rights and remedies of La Grange based upon, arising out of or otherwise in respect of any clause of this Section 9.2 or any representation, warranty or covenant in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any such claim is based may also be the subject matter of any representation, warranty or covenant in this Agreement that would not give rise to any rights or remedies of La Grange.

         9.3      INDEMNIFICATION PROCEDURES.

         (a)      Promptly upon receipt by a Party indemnified under this
Article 9 (an "Indemnified Party") of notice of the commencement of any action against such Indemnified Party (a "Third Party Action") in respect of which indemnity or reimbursement may be sought against a party required to make indemnification hereunder (an "Indemnifying Party"), such Indemnified Party shall notify the Indemnifying Party in writing of the commencement of such Third Party Action, but the failure so to notify the Indemnifying Party shall not relieve it of any liability which it may have to any Heritage Indemnified Party under Section 9.1 or any La Grange Indemnified Party under Section 9.2, as applicable, unless such failure actually and materially adversely affects the defense of such Third Party Action. In case notice of commencement of any such Third Party Action shall be given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and to assume the defense of such action at its own expense, with counsel chosen by it that is reasonably satisfactory to the Indemnified Party; provided, however, that:

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                  (i)      the Indemnified Party shall be entitled to
         participate in the defense of such Third Party Action and to employ counsel at its own expense to assist in the handling of such Third Party Action (provided that the Indemnified Party shall be entitled to reimbursement for such expenses in accordance with subclauses (A) and
         (B) below in Section 9.3(b));

                  (ii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party, which approval shall not be unreasonably withheld or delayed, before entering into any settlement of such Third Party Action or ceasing to defend against such Third Party Action, if pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the Indemnified Party or the Indemnified Party would be adversely affected thereby;

                  (iii) no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such Third Party Action; and

                  (iv) the Indemnifying Party shall not be entitled to control the defense of any Third Party Action unless within 15 days after receipt of such written notice from the Indemnified Party, the Indemnifying Party confirms in writing its responsibility to indemnify the Indemnified Party with respect to such Third Party Action and reasonably demonstrates that it will be able to pay the full amount of the reasonably expected Losses in connection with any such Third Party Action.

         (b) Except as set forth in the following sentence, after written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such Third Party Action in accordance with the foregoing and compliance by the Indemnifying Party with Section 9.3(d), (i) the Indemnifying Party shall not be liable to the Indemnified Party hereunder for any fees and expenses of counsel subsequently incurred by the Indemnified Party attributable to defending against such Third Party Action, and (ii) as long as the Indemnifying Party is reasonably contesting such Third Party Action in good faith, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge the claim underlying, such Third Party Action without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). If (A) the Indemnifying Party does not assume control of the defense of such Third Party Action in accordance with this Section 9.3, or (B) the Indemnified Party has been advised in writing by counsel that representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct (in which case the Indemnifying Party shall not have the right to assume the defense of such Third Party Action on behalf of the Indemnified Party), in each case the Indemnified Party shall have the right to defend and/or settle such Third Party Action in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party shall promptly reimburse the Indemnified Party therefore in accordance with this Article 9. The reimbursement of fees and expenses of counsel required by this Article 9 shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

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         (c)      If the Indemnifying Party shall be obligated to indemnify the
Indemnified Party pursuant to this Article 9, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party with respect to the claims to which such indemnification relates. If an Indemnified Party becomes entitled to any indemnification from an Indemnifying Party, such indemnification shall be made in cash upon demand.

         (d) The right of indemnification pursuant to this Article 9 shall constitute the sole and exclusive remedy of each of the Parties to this Agreement and their respective Affiliates, managers, directors, officers, members, employees and other agents and representatives, other than with respect to fraud or willful breach by a Party. So long as a claim for indemnification pursuant to this Article 9 is being contested in good faith by the Indemnifying Party or such claim shall otherwise remain unliquidated, such claim shall not affect any of the rights of the Indemnifying Party under this Agreement.

         9.4      SURVIVAL.

         (a) All representations, warranties, covenants and agreements contained in this Agreement other than those set forth in Article 9 hereof, shall expire with and be terminated and extinguished by the Closing, and thereafter no Party nor any of such Party's owners, partners, officers, agents, and Affiliates shall have any liability with respect to such representations, warranties, covenants and agreements conducted by any Party and any information which any Party may receive (other than information identified in the Schedules to this Agreement).

         (b)      The right to indemnification:

                  (i) with respect to any breach or violation of any of the representations and warranties contained in Section 3.19 [Environmental Matters] and Section 4.19 [Environmental Matters] shall survive for two years following the Closing;

                  (ii) with respect to any breach or violation of any of the representations and warranties contained in Section 3.7 [Title to Heritage Assets] and Section 4.7 [Title to La Grange Assets] shall survive for one year following the Closing;

                  (iii) with respect to any breach or violation of any of the representations and warranties contained in Section 3.2, [Capitalization of the Heritage Entities], Section 3.3, [Authority and Binding Agreement], Section 4.2 [Capitalization of the La Grange Entities], Section 4.3 [Authority and Binding Agreement], and Section
         4.23 [Investment Intent], shall survive indefinitely; and

                  (iv) and with respect to any of the covenants and agreements contained in Section 5.6, Section 5.7, Section 6.4, Section 6.5, Section 6.6, Section 6.10, Section 6.12, Section 6.13, Section
         6.14 or Article 10 of this Agreement, shall survive for the applicable statute of limitations.

         (c) The expiration of any survival period under this Agreement will not affect the liability of any Party under this Article 9 for any Loss as to which a bona fide claim has been asserted prior to the termination of such survival period.

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         9.5      NO SPECIAL OR CONSEQUENTIAL DAMAGES. No Party shall be
entitled to recover special, consequential, exemplary or punitive damages from the other Parties, and each Party hereby waives any claim or right to special, consequential, exemplary or punitive damages hereunder, even if caused by the active, passive, sole, joint, concurrent or comparative negligence, strict liability, or other fault of any Party, other than fraud or intentional misconduct.

                                   ARTICLE 10
                                  MISCELLANEOUS

         10.1 NOTICES. All notices, requests, demands and other communications required or permitted to be given or made hereunder by any Party shall be in writing, and shall be delivered either personally, or by registered or certified mail (postage prepaid and return receipt requested) or by express courier or delivery service, or by telegram, telefax, telex or similar facsimile means, to the Parties, at the addresses (or at such other addresses as shall be specified by the Parties by like notice) set forth below:

         (a)      If to La Grange:

                           c/o ETC Holdings, LP
                           2838 Woodside Street
                           Dallas, Texas
                           Attention: Clay Kutch
                           Facsimile: (214) 981-0701

                  with a copy to:

                           Thompson & Knight L.L.P.
                           1700 Pacific Avenue, Suite 3300
                           Dallas, Texas 75201
                           Attention: Jeffrey A. Zlotky
                           Facsimile: (214) 969-1751

         (b)      If to Heritage MLP or Heritage OLP:

                           H. Michael Krimbill
                           8801 South Yale, Suite 310
                           Tulsa, Oklahoma 74137
                           Facsimile: 918-493-7290

                  with a copy to:

                           Robert A. Burk, Esq.
                           Doerner, Saunders, Daniel & Anderson L.L.P.
                           320 South Boston Avenue, Suite 500
                           Tulsa, Oklahoma 74103
                           Facsimile: 918-591-5360

                  and

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

                           Lawrence T. Chambers, Jr., Esq.
                           Doerner, Saunders, Daniel & Anderson L.L.P.
                           320 South Boston Avenue, Suite 500
                           Tulsa, Oklahoma 74103
                           Facsimile: 918-591-5360

Notices and other communications shall be deemed given or made (i) when received, if sent by telegram, telefax, telex or similar facsimile means (written confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telefax, telex or similar facsimile means) and (ii) when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by registered or certified mail or sent by express courier or delivery service, except in the case of facsimile transmissions received after the normal close of business at the receiving location, which shall be deemed given on the next Business Day.

         10.2 ENTIRE AGREEMENT. This Agreement and the documents referred to herein, together with the Schedules and Exhibits hereto (where applicable, as executed and delivered), constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

         10.3 BINDING EFFECT; ASSIGNMENT; NO THIRD PARTY BENEFIT. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (whether by operation of law or otherwise) by any Party without the prior written consent of each of the Parties, and any purported assignment without such consent shall be void. Except as provided in Article 9 nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties, and their respective successors and permitted assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         10.4 SEVERABILITY. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

         10.5 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

         10.6 JURISDICTION. Any legal action, suit or proceeding in law or equity arising out of or relating to this Agreement or the transactions contemplated by this Agreement may only be instituted in any state or federal court located in the State of Texas, and each Party agrees not to

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assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement, or the subject matter hereof or thereof may not be enforced in or by such court. Each Party further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any Party if given by registered or certified mail (return receipt requested) or by any other means which requires a signed receipt in accordance with, and at the address listed in, Section 10.1. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by law.

         10.7 FURTHER ASSURANCES. From time to time following the Closing, at the request of any Party and without further consideration, the other Parties shall execute and deliver to such requesting Party such instruments and documents and take such other action as such requesting Party may reasonably request or as may be otherwise necessary to (a) more fully and effectively transfer to, and vest in, the Heritage Parties, the La Grange Interests and the La Grange Assets, (b) enable the Heritage Parties or the La Grange Entities to assume and fully and timely perform in accordance with their terms any or all of the La Grange Contracts, (c) enable the Heritage Parties or the La Grange Entities to continue the La Grange Business, and (d) otherwise consummate more fully and effectively the transactions contemplated by this Agreement and the Other Transaction Documents.

         10.8 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement and shall not affect in any manner the meaning or interpretation of this Agreement.

         10.9 COUNTERPARTS. This Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

                            [SIGNATURE PAGES FOLLOW]

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         IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

                                     La Grange Energy, L.P.

                                     By:________________________________________

                                              General Partner

                                     By:________________________________________

                                     Its:_______________________________________

                                     Heritage Propane Partners, L.P.

                                     By:  U.S. Propane, L.P., General Partner

                                     By:  U.S. Propane, L.L.C., General Partner

                                     By:________________________________________

                                     Its:_______________________________________

                                     U.S. Propane, L.P.

                                     By:  U.S. Propane, L.L.C., General Partner

                                     By:________________________________________

                                     Its:_______________________________________

                                                          CONTRIBUTION AGREEMENT
                                                 EXECUTION COPY NOVEMBER 6, 2003